Exhibit 2.1

Execution Version

Branch Purchase and Assumption Agreement

by and between

ENTEGRA BANK

As Seller

And

Select Bank & Trust Company

As Buyer

dated as of

December 20, 2019

Table of Contents

I. DEFINITIONS		2
1.1	Certain Defined Terms	2
1.2	Accounting Terms	10
II. TRANSFER OF ASSETS AND ASSUMPTION OF LIABILITIES		10
2.1	Transfer of Assets and Contract Rights	10
2.2	Transfer of Records	11
2.3	Assumption of Liabilities	11
2.4	Taxes and Fees	11
2.5	Proration of Certain Expenses	11
2.6	Notice to Customers	12
2.7	Conversion	12
2.8	Delivery of Check and Draft Forms	13
2.9	Safe Deposit Agreements	14
2.10	Payment of Checks, Drafts, and Orders	15
2.11	Clearing Items	15
2.12	Returned Items	16
2.13	Post-Closing Deposits and Payments	16
2.14	Payment	16
2.15	Post-Closing Customer Disputes	17
2.16	Tax Reporting	17
2.17	Account Holds	17
2.18	Possession and Risk of Loss	18
2.19	Merchant Accounts	18
2.20	Overdrafts	18
2.21	Retirement Plans	19
2.22	Loans	19
2.23	Collateral for Government Deposits	20
2.24	Servicing for Loans Sold to FNMA and FHLMC	20
III. PURCHASE PRICE		20
3.1	Amount of Purchase Price	20
3.2	Payment by Seller	21
3.3	Settlement	21
3.4	Allocation of Consideration	22

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IV. SELLER’S REPRESENTATIONS AND WARRANTIES		22
4.1	Power and Authority	22
4.2	Litigation and Regulatory Proceedings	23
4.3	Consents and Approvals	23
4.4	No Broker’s or Finder’s Fees	23
4.5	Real Property	23
4.6	Title to Fixed Assets	24
4.7	Deposit Insurance	24
4.8	Withholding	24
4.9	Loans	25
4.10	Compliance with Laws	25
4.11	Environmental Matters	25
4.12	Records	25
4.13	Employee Benefit Plans	26
4.14	Employee Matters	26
V. BUYER’S REPRESENTATIONS AND WARRANTIES		27
5.1	Power and Authority	27
5.2	Litigation and Regulatory Proceedings	28
5.3	Consents and Approvals	28
5.4	Deposit Insurance	28
5.5	No Broker’s or Finder’s Fees	28
VI. ADDITIONAL AGREEMENTS OF SELLER		28
6.1	Access to Seller’s Premises, Records, Personnel	28
6.2	Regulatory Approvals	29
6.3	Conduct of Business	29
6.4	Maintenance and Insurance	30
6.5	Confidentiality	30
6.6	Non-Solicitation of Business	31
6.7	Removal of Retained Assets; Signage	31
6.8	Retirement Plan Accounts	32
6.9	Approval of Board of Directors	32

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VII. ADDITIONAL AGREEMENTS OF BUYER		32
7.1	Solicitation of Seller’s Customers	32
7.2	Regulatory Approvals	32
7.3	Confidentiality	33
7.4	Change of Name, Etc.	33
7.5	Approval of Board of Directors	33
VIII. EMPLOYEES OF THE BRANCHES		33
8.1	Hiring of Branch Employees	33
8.2	Employee Benefits	34
8.3	Employee Training	34
8.4	Non-Assumed Employees; Costs of Termination	35
8.5	Seller’s Retention of Liabilities	35
8.6	No Third Party Beneficiaries	35
IX. CLOSING		36
9.1	Time and Place of Closing	36
9.2	Closing Actions and Deliveries	36
9.3	Buyer’s Conditions to Closing	38
9.4	Seller’s Conditions to Closing	39
X. TERMINATION		40
10.1	Termination	40
10.2	Automatic Termination	40
10.3	Effect of Termination	41
XI. INDEMNIFICATION		41
11.1	Indemnification of Seller	41
11.2	Indemnification of Buyer	41
11.3	Claims for Indemnity	41
11.4	Limitations on Indemnification	42
11.5	Notice	42
11.6	Cooperation; Mitigation	42
11.7	Exclusivity	43
XII. MISCELLANEOUS		43
12.1	Continuing Cooperation	43
12.2	Survival of Representations and Warranties	43
12.3	Cooperation in Possible Like-Kind Exchange	43
12.4	Entire Agreement and Amendment	44
12.5	Counterparts	44
12.6	Severability	44
12.7	Applicable Law	44
12.8	Exhibits and Schedules	44
12.9	Assignment	44
12.10	Headings	44
12.11	Notices	45
12.12	Expenses	45
12.13	Public Announcements	45
12.14	No Third Party Beneficiary	46
12.15	Specific Performance	46

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PURCHASE AND ASSUMPTION AGREEMENT

THIS PURCHASE AND ASSUMPTION AGREEMENT (this “Agreement”) dated as of December 20, 2019, by and between ENTEGRA BANK, a North Carolina chartered bank having its principal place of business in Franklin, North Carolina (“Seller”), and Select Bank & Trust Company, a North Carolina chartered bank having its principal place of business in Dunn, North Carolina (“Buyer”).

W I T N E S S E T H:

WHEREAS, Seller’s holding company, Entegra Financial Corp., a North Carolina corporation (“Entegra”), is a party to an Agreement and Plan of Merger with First Citizens BancShares, Inc. (“BancShares”), First-Citizens Bank & Trust Company (“FCB”), and FC Merger Subsidiary VII, Inc. (“Merger Sub”) dated as of April 23, 2019 (the “Merger Agreement”), pursuant to which, subject to the terms and conditions thereof, Merger Sub will merge with and into Entegra (the “First Step Merger”) and Entegra will merge with and into FCB, with FCB as the surviving corporation (the “Second Step Merger”) and Seller is a party to an Agreement and Plan of Merger with FCB dated as of April 23, 2019 (the “Bank Merger Agreement”; the Bank Merger Agreement and the Merger Agreement are collectively referred to herein as the “Entegra Merger Agreement”) pursuant to which, following the Second Step Merger, Seller will merge with and into FCB with FCB as the surviving corporation (the “Bank Merger”);

WHEREAS, at and after the time at which the Bank Merger becomes effective, all references herein to Seller shall be deemed references to FCB as successor by merger to Seller;

WHEREAS, Seller is the owner of certain assets and certain deposits and other liabilities of three (3) bank branches located at 30 Hyatt Road in Franklin, North Carolina, at 498 East Main Street in Sylva, North Carolina, and at 473 Carolina Way in Highlands, North Carolina (collectively, the “Branches”);

WHEREAS, immediately after and contingent upon the consummation of the First Step Merger, the Second Step Merger, and the Bank Merger (collectively, the “Entegra Merger”), Seller desires to sell certain assets and transfer certain deposits and other liabilities of the Branches to Buyer; and

WHEREAS, Buyer desires to purchase such assets and assume such deposits and other liabilities of the Branches, upon the terms and conditions provided in this Agreement.

NOW, THEREFORE, in consideration of the representations, warranties, covenants, and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and subject to the conditions herein set forth, the parties hereto, intending to be legally bound hereby, do undertake, promise, covenant, and agree with each other as follows:

I. DEFINITIONS

1.1         Certain Defined Terms.

Some of the capitalized terms appearing in this Agreement are defined below. The definition of a term expressed in the singular also applies to that term as used in the plural in this Agreement and vice versa.

“Account Holds” has the meaning set forth in Section 2.17 of this Agreement.

“Adjusted Closing Statement” has the meaning set forth in Section 3.3(c) of this Agreement.

“Adjusted Settlement Payment” has the meaning set forth in Section 3.3(c) of this Agreement.

“Assets” has the meaning set forth in Section 2.1 of this Agreement.

“Assignment and Assumption Agreement” has the meaning set forth in Section 9.2(a)(ii) of this Agreement.

“BancShares” has the meaning set forth in the recitals of this Agreement.

“Bank Merger” has the meaning set forth in the recitals of this Agreement.

“Bank Merger Agreement” has the meaning set forth in the recitals of this Agreement.

“Banking Day” means any day other than a Saturday, Sunday or other day on which Seller or Buyer is closed.

“Benefit Plan” means (a) each employee benefit plan, program or other arrangement that is sponsored or maintained by Seller or any of its ERISA Affiliates or to which Seller or any of its ERISA Affiliates contributes or is obligated to contribute, including any employee welfare benefit plan within the meaning of Section 3(1) of ERISA, any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA) and (b) any bonus, incentive, compensation, deferred compensation, executive compensation, paid time off, stock purchase, stock option or other equity, severance, employment, consulting, retention, change of control or fringe benefit plan, agreement, program or policy, in each case, in which any of the Branch Employees or their dependents participate, or under which any Branch has any liability contingent or otherwise.

“Bill of Sale” has the meaning set forth in Section 9.2(a)(i) of this Agreement.

“Borrowers” means those persons who are borrowers or obligors under the Loans transferred to Buyer at the Closing.

“Branch Employee” means an employee of Seller assigned to one of the Branches.

“Branches” has the meaning set forth in the recitals of this Agreement.

“Buyer” has the meaning set forth in the preamble of this Agreement.

“Buyer Knowledge Persons” means William L. Hedgepeth II, Mark A. Jeffries, Lynn H. Johnson, and D. Richard Tobin, Jr.

“Buyer Project Manager” has the meaning set forth in Section 2.7 of this Agreement.

“Cash on Hand” means the amount of all actual currency and coinage and other cash items (excluding items drawn on or received against insufficient funds or closed accounts, and items received for deposit or as loan payments which have been returned uncollected) on hand at the Branches as of the close of business on the Closing Date.

“CERCLA” has the meaning as set forth in the definition of “Environmental Laws” set forth below.

“Charge-back Items” has the meaning set forth in Section 2.19 of this Agreement.

“Closing” means delivery of the items as described in Section 9.2 to effect the transfer of the Assets to Buyer and the assumption of the Liabilities by Buyer on the Closing Date.

“Closing Date” has the meaning set forth in Section 9.1(a) of this Agreement.

“Closing Statement” has the meaning set forth in Section 3.3(b) of this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commissioner” means the North Carolina Commissioner of Banks.

“Contract Obligations” has the meaning set forth in Section 2.3(a)(iii) of this Agreement.

“Contract Rights” has the meaning set forth in Section 2.1(e) of this Agreement.

“Conversion” has the meaning set forth in Section 2.7 of this Agreement.

“Customers” means the Borrowers and the Depositors and those persons who have rented safe deposit boxes pursuant to the Safe Deposit Agreements.

“Damages” has the meaning set forth in Section 11.1 of this Agreement.

“Depositors” means those persons and entities in whose names Deposits transferred to and assumed by Buyer at the Closing are carried at the Branches.

“Deposits” means deposits (as defined in 12 U.S.C. § 1813(l)) associated with all checking accounts, NOW accounts, money market accounts, savings accounts, and time deposits of Seller shown on the books and records of the Branches, including or excluding, as the case may be, aggregation of single relationship accounts assigned by Seller to the Branches or a branch other than the Branches to eliminate split relationships consistent with methodology acceptable to the United States Department of Justice, Antitrust Division, including accrued but unpaid interest and both collected and uncollected funds (including overdrawn accounts that Buyer has accepted as provided in Section 2.20 below), together with Seller’s rights and responsibilities under any customer agreement evidencing or relating thereto, but excluding the following deposits which shall be retained by Seller and shall not be transferred to or assumed by Buyer: (a) except as Seller and Buyer otherwise agree, deposits securing loans or other extensions of credit by Seller that do not become Loans, (b) deposits held in accounts, other than retirement accounts, for which Seller acts as fiduciary, provided, however, that health savings accounts allocated to the Branches shall be included in Deposits transferred to and assumed by Buyer, (c) deposits that have been reported as abandoned property under the escheat or abandoned property laws of any jurisdiction, (d) deposits held in or related to any Section 401(k) or similar retirement plan, other than “Retirement Plans” as defined hereunder, (e) deposits held in the name of Seller or any of its affiliated entities, (f) deposits represented by official checks, travelers checks, money orders, or certified checks of Seller, (g) except as Seller and Buyer otherwise agree, preneed funeral accounts, and (h) accounts designated as “closed” on the books and records of Seller.

“Deposit Amount” has the meaning set forth in Section 3.2(a) of this Agreement.

“Deposit Premium” means an amount equal to 8.0% of the average daily balance of the Deposits (which shall exclude any accrued but unpaid interest on such Deposits) for the period commencing thirty (30) calendar days prior to and inclusive of the day prior to the Closing Date and ending on the day prior to the Closing Date; provided, however, that, for purposes of calculating the Deposit Premium, there shall be excluded from the Deposits the amount of any cash sweeping accounts, commercial repurchase agreements, public funds deposits, or any brokered deposits.

“Effective Time” has the meaning set forth in Section 9.1(a) of this Agreement.

“Entegra” has the meaning set forth in the recitals of this Agreement.

“Entegra Merger” has the meaning set forth in the recitals of this Agreement.

“Entegra Merger Agreement” has the meaning set forth in the recitals of this Agreement.

“Environmental Laws” means all Laws relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata) and which are administered, interpreted or enforced by the United States Environmental Protection Agency and state and local Governmental Authorities with jurisdiction over, and including common law in respect of, pollution or protection of the environment, including: (i) the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. §§9601 et seq. (“CERCLA”); (ii) the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, 42 U.S.C. §§6901 et seq. (“RCRA”); (iii) the Emergency Planning and Community Right to Know Act (42 U.S.C. §§11001 et seq.); (iv) the Clean Air Act (42 U.S.C. §§7401 et seq.); (v) the Clean Water Act (33 U.S.C. §§1251 et seq.); (vi) the Toxic Substances Control Act (15 U.S.C. §§2601 et seq.); (vii) any state, county, municipal or local statues, laws or ordinances similar or analogous to the federal statutes listed in parts (i) - (vi) of this subparagraph; (viii) any existing amendments to the statues, laws or ordinances listed in parts (i) - (vi) of this subparagraph, (ix) any rules, regulations, guidelines, directives, orders or the like adopted pursuant to or implementing the statutes, laws, ordinances and amendments listed in parts (i) - (vii) of this subparagraph; and (x) any other law, statute, ordinance, amendment, rule, regulation, guideline, directive, order or the like in effect now relating to environmental, health or safety matters and other Laws relating to emissions, discharges, releases, or threatened releases of any Hazardous Material, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of any Hazardous Material.

“Equipment Leases” means any operating and financial leases and conditional sales contracts under which Seller holds security equipment and other equipment related to the Fixed Assets which Buyer, in its discretion, chooses to assume.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules, regulations and class exemptions of the U.S. Department of Labor thereunder.

“ERISA Affiliate” means any employer, trade or business (whether or not incorporated) that would be treated together with the Seller or any Branch as a “single employer” within the meaning of Section 414 of the Code.

“FCB” has the meaning set forth in the recitals of this Agreement.

“FDIC” means the Federal Deposit Insurance Corporation.

“Federal Funds Rate” on any day means the per annum rate of interest (rounded upward to the nearest 1/100 of 1%) which is the weighted average of the rates on overnight federal funds transactions arranged on such day or, if such day is not a banking day, the previous banking day, by federal funds brokers computed and released by the Federal Reserve Bank of Richmond in substantially the same manner as such Federal Reserve Bank currently computes and releases the weighted average it refers to as the “Federal Funds Effective Rate.”

“First Step Merger” has the meaning set forth in the recitals of this Agreement.

“Fixed Assets” means any furnishings, artworks, trade fixtures, or equipment which is located at the Branches and which Buyer, in its discretion, chooses to purchase.

“Fixed Asset Purchase Price” means the portion of the Purchase Price attributable to the Fixed Assets and which shall be equal to the net book value of the Fixed Assets as shown on Seller’s accounting books as of the Closing Date.

“Hazardous Material” means any chemical, substance, waste, material, pollutant, or contaminant defined as or deemed hazardous or toxic or otherwise regulated under any Environmental Law, including RCRA hazardous wastes, CERCLA hazardous substances, and state regulated substances, pesticides and other agricultural chemicals, oil and petroleum products or byproducts and any constituents thereof, urea formaldehyde insulation, lead in paint or drinking water, mold, asbestos (and specifically shall include asbestos requiring abatement, removal, or encapsulation pursuant to the requirements of Environmental Law), and polychlorinated biphenyls (PCBs); provided, notwithstanding the foregoing or any other provision in this Agreement to the contrary, the words “Hazardous Material” shall not mean or include any such Hazardous Material used, generated, manufactured, stored, disposed of or otherwise handled in normal quantities in the ordinary course of business in compliance with all applicable Environmental Laws, or such that may be naturally occurring in any ambient air, surface water, ground water, land surface or subsurface strata.

“Liabilities” has the meaning set forth in Section 2.3(a) of this Agreement.

“Loans” means all of Seller’s loans or other extensions of credit and agreements to extend credit at the Branches, including or excluding, as the case may be, aggregation of single relationship accounts assigned by Seller to the Branches or a branch other than the Branches to eliminate split relationships consistent with methodology acceptable to the United States Department of Justice, Antitrust Division, including extensions of credit under outstanding revolving credit lines or letters of credit and the unfunded portion of such credit lines or letters of credit, and including any ACH lines, merchant processing services, or other services that may involve extensions of credit, which are assumed by Buyer.

Notwithstanding this definition, however, Loans shall not include:

(a)               loans or other extensions of credit that are in a non-accrual status on Seller’s books;

(b)              loans or other extensions of credit that are sixty (60) days or more past due as to the payment of principal or interest;

(c)               loans or other extensions of credit in connection with which any Borrower has become the subject of a petition for relief under the United States Bankruptcy Code which has not been dismissed, or who or which otherwise has indicated an inability or refusal to pay minimum payments due on the loan or other extension of credit as they become due, prior to the Closing; or

(d)              loans or other extensions of credit that have been classified by Seller’s regulators, that have been placed by Seller on any internal “watch list” or other list of problem loans, or which are administered in Seller’s special asset division.

“Loan Collateral” has the meaning set forth in Section 4.9(b) of this Agreement.

“Loan Purchase Price” means the aggregate outstanding balance (the principal balance, less any credit balances resulting from overpayment, plus all accrued and unpaid interest, but excluding any accumulated but unpaid late charges) of all Loans on the Closing Date, less prepaid interest thereon on the Closing Date.

“Material Adverse Change” means (a) with respect to Seller, any condition, event, change, or occurrence that, individually or collectively, has or is reasonably likely to have a material adverse effect upon the Assets or the Liabilities in the hands of Buyer or the ability of Seller to perform its obligations under, and to consummate the transactions contemplated by, this Agreement (provided, however, that none of the following, and no effect arising out of or resulting from the following, shall be deemed to be a Material Adverse Change with respect to this clause (a): (i) any conditions, events, changes, or occurrences generally affecting the economy or the credit, financial, or capital markets in the United States or elsewhere in the world, including changes in interest or exchange rates; (ii) conditions, events, changes, or occurrences arising out of, resulting from, or attributable to acts of sabotage, terrorism, war (whether or not declared), any escalation or worsening of such acts of sabotage, terrorism, or war (whether or not declared) threatened or underway as of the date of this Agreement, pandemics, earthquakes, hurricanes, tornados, tsunamis, or other natural disasters occurring in the United States or elsewhere in the world; (iii) conditions, events, changes, or occurrences arising out of, resulting from, or attributable to changes in law, generally accepted accounting principles, or other accounting standards, regulations, or principles or any changes in the interpretation of enforcement of any of the foregoing, or changes in regulatory or political conditions; (iv) general industry conditions affecting financial institutions; (v) any action or omission required to be taken or omitted to be taken pursuant to the express terms of this Agreement; (vi) any change or circumstance (including any loss of business, accounts, employees, clients, customers, or other business relationships) to the extent resulting from the execution of this Agreement, the public announcement thereof, the identity of Buyer as the intended purchaser of the Assets and Contract Rights; (vii) the failure of the Assets to meet any financial estimates or projections; or (viii) the existence of a fact or condition that was disclosed by one (1) party to the other party as of any given date on or before the date of this Agreement) and (b) with respect to Buyer, any condition, event, change, or occurrence that, individually or collectively, has or is reasonably likely to have a material adverse effect upon the ability of Buyer to perform any of its financial or other obligations under this Agreement or timely consummate the transactions contemplated by this Agreement (provided, however, that none of the following, and no effect arising out of or resulting from the following, shall be deemed to be a Material Adverse Change with respect to this clause (b): (i) any conditions, events, changes, or occurrences generally affecting the economy or the credit, financial, or capital markets in the United States or elsewhere in the world, including changes in interest or exchange rates; (ii) conditions, events, changes, or occurrences arising out of, resulting from, or attributable to acts of sabotage, terrorism, war (whether or not declared), any escalation or worsening of such acts of sabotage, terrorism, or war (whether or not declared) threatened or underway as of the date of this Agreement, pandemics, earthquakes, hurricanes, tornados, tsunamis, or other natural disasters occurring in the United States or elsewhere in the world; (iii) conditions, events, changes, or occurrences arising out of, resulting from, or attributable to changes in law, generally accepted accounting principles, or other accounting standards, regulations, or principles or any changes in the interpretation of enforcement of any of the foregoing, or changes in regulatory or political conditions; (iv) general industry conditions affecting financial institutions; (v) any action or omission required to be taken or omitted to be taken pursuant to the express terms of this Agreement; (vi) any change or circumstance (including any loss of business, accounts, employees, clients, customers, or other business relationships) to the extent resulting from the execution of this Agreement or the public announcement thereof; or (viii) the existence of a fact or condition that was disclosed by one (1) party to the other party as of any given date on or before the date of this Agreement).

“Merger Agreement” has the meaning set forth in the recitals of this Agreement.

“Merger Sub” has the meaning set forth in the recitals of this Agreement.

“New Employee” has the meaning set forth in Section 8.1 of this Agreement.

“Operation and Maintenance Contracts” means any contracts that relate to the operation and maintenance of certain of the Fixed Assets and the Real Property that Buyer, in its discretion, chooses to assume.

“Overdraft” means the amount by which any deposit account at the Branches is overdrawn as of the Closing Date on account of (a) checks, drafts, or other items that have been presented against such account for payment against insufficient funds and that, under applicable rules of the Federal Reserve Bank or other check collection rules or procedures, cannot be returned and charged back as a matter of right to the presenting or collecting bank, or (b) checks, drafts, or other items previously credited to the account that have been returned unpaid and charged back against the account.

“Permitted Liens” means, with respect to the Real Property and Fixed Assets, ad valorem taxes for the current year that are not yet due and such other liens, easements, covenants, conditions, leases, restrictions, and other matters as are described on Schedule 1.

“Plan of Conversion” has the meaning set forth in Section 2.7 of this Agreement.

“Preliminary Closing Statement” has the meaning set forth in Section 3.3(b) of this Agreement.

“Previously Disclosed” means the disclosure of information by Seller to Buyer, or by Buyer to Seller, in a letter delivered by the disclosing party to the other party prior to the date of this Agreement which specifically refers to this Agreement and is arranged in paragraphs corresponding to the Sections of this Agreement applicable thereto. Information shall be deemed Previously Disclosed for the purpose of a given Section of this Agreement only to the extent that a specific reference thereto is made in connection with disclosure of such information at the time of such delivery.

“Purchase Price” has the meaning set forth in Section 3.1 of this Agreement.

“Purchase Price Cap” has the meaning set forth in Section 11.4 of this Agreement.

“RCRA” has the meaning as set forth in the definition of “Environmental Laws” set forth above.

“Real Property” means that certain real property described on Schedule 1 to this Agreement, together with all buildings and improvements thereon.

“Real Property Purchase Price” means the portion of the Purchase Price attributable to the Real Property, but not the Fixed Assets, and which shall be equal to the net book value of the Real Property, as shown on Seller’s accounting books as of the Closing Date.

“Records” means all records and files that are in Seller’s possession or are reasonably available to Seller (whether in electronic image or paper form) relating to (i) the Loans, the Deposits, the Safe Deposit Agreements, and the other Assets and Liabilities to be assumed or purchased by Buyer, including, by way of example and not of limitation:

•	signature cards;
•	account agreements;
•	account statements;
•	copies of transaction items and histories;
•	data on pending Account Holds;
•	Loan documents, including underwriting and credit documentation, and any physical collateral for Loans;
•	online banking records;
•	wire transfer agreements;
•	ACH agreements; and
•	records in Seller’s possession of maintenance and repairs of and warranties relating to the Real Property and any Fixed Assets, Equipment Leases, and Operation and Maintenance Contracts;

provided, however, that this term shall not include (i) transaction tickets and records for closed accounts and (ii) records stored centrally with other records of Seller that (1) are not necessary to Buyer’s administration of the Branches following the Closing, and (2) cannot be separated or reproduced without undue difficulty or expense.

“Representations Cap” has the meaning set forth in Section 11.4 of this Agreement.

“RESPA” has the meaning set forth in Section 2.6(a).

“Retained Liabilities” has the meaning set forth in Section 2.3(b).

“Retirement Plans” means those non-discretionary individual retirement accounts relating to the deposits associated with the Branches for which Seller acts as custodian or trustee but which are not administered by Seller’s trust department.

“Safe Deposit Agreements” means the safe deposit box rental agreements relating to any safe deposit boxes located at the Branches.

“Second Step Merger” has the meaning set forth in the recitals of this Agreement.

“Seller” has the meaning set forth in the preamble of this Agreement.

“Seller Knowledge Persons” means each of Roger Plemens, Ryan Scaggs and David Bright.

“Seller Project Manager” has the meaning set forth in Section 2.7 of this Agreement.

“Settlement Payment” has the meaning set forth in Section 3.3(a) of this Agreement.

“Willful and Material Breach” means, for any Party, such Party’s breach of, or failure to perform or comply with, any of its covenants or agreements hereunder in any material respect, provided that one or more of the Seller Knowledge Persons or Buyer Knowledge Persons, as applicable, had actual knowledge of the relevant Party’s act or omission and that such action or omission is, or would reasonably be expected to be, a breach of this Agreement.

1.2         Accounting Terms.

To the extent that any accounting terms used in this Agreement are not defined in Section 1.1 or elsewhere herein, they shall be defined under definitions found in generally accepted accounting principles.

II. TRANSFER OF ASSETS AND ASSUMPTION OF LIABILITIES

2.1         Transfer of Assets and Contract Rights.

At the Closing, subject to the satisfaction of the conditions set forth in Sections 9.3 and 9.4 hereof, Seller shall sell, convey, assign, and transfer to Buyer, and Buyer shall purchase and acquire from Seller, free and clear of all liens, security interests, pledges, encumbrances, adverse claims, and demands of every kind, character, and description whatsoever (other than, in the case of the Real Property and Fixed Assets, the Permitted Liens), all of Seller’s right, title, and interest in and to the following assets (referred to herein collectively as the “Assets”):

(a)               the Loans;

(b)              the Real Property;

(c)               any Fixed Assets;

(d)              the Cash on Hand;

(e)               Seller’s rights under all contracts and agreements pertaining to the Deposits, any Safe Deposit Agreements, any Equipment Leases, any Operations and Maintenance Contracts, and any and all other contractual rights of Seller related to the Assets or to any of the Liabilities (the “Contract Rights”);

(f)                the Records; and

(g)               the Overdrafts.

Buyer shall succeed to all rights, title, benefits, and interests of Seller in and to the Assets as of the Effective Time. All other property of Seller not described herein shall be retained by Seller.

EXCEPT TO THE EXTENT OTHERWISE PROVIDED IN THIS AGREEMENT (INCLUDING SECTIONS 4.5, 4.6, AND 4.9), ALL ASSETS WILL BE TRANSFERRED “AS IS” AND WITHOUT ANY EXPRESS OR IMPLIED WARRANTIES (INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR USE).

2.2         Transfer of Records.

(a)               Seller will deliver the Records to Buyer at the Closing; provided, it shall not be necessary for Seller to redeliver Records it already has delivered to Buyer pursuant to Section 2.7.

(b)              Any books and records relating to the Assets or the Liabilities (including historical information on the Loans and Deposits) held by either Seller or Buyer after the Closing shall be maintained in accordance with and for the period provided in that party’s standard recordkeeping policies and procedures, and as required by applicable laws and regulations, shall be available for inspection and copying by the other party during regular business hours upon reasonable notice at no expense to the other party other than a reasonable charge to cover the out-of-pocket costs of any unusual duplication expenses.

2.3         Assumption of Liabilities.

(a)           At the Effective Time, subject to the satisfaction of the conditions set forth in Sections 9.3 and 9.4, Buyer shall assume the following, and only the following, liabilities of Seller (referred to herein collectively as the “Liabilities”):

(i)                 the Deposits and Seller’s duties, obligations, and responsibilities relating thereto arising from and after the Effective Time (including duties, obligations, and responsibilities arising under all Depositor contracts and agreements);

(ii)              Seller’s duties, obligations, and responsibilities from and after the Effective Time under the Safe Deposit Agreements; and

(iii)            Seller’s duties, obligations, and responsibilities from and after the Effective Time under any Operation and Maintenance Contracts and Equipment Leases (collectively, the “Contract Obligations”).

(b)           For the avoidance of doubt, Seller shall retain all liabilities or obligations not expressly assumed by Buyer pursuant to Section 2.3(a) or as otherwise expressly assumed hereunder. The liabilities described in this Section 2.3(b) are collectively referred to as the “Retained Liabilities.”

2.4         Taxes and Fees.

Except as otherwise expressly provided herein, Seller and Buyer shall be equally responsible for the payment of any sales, use, transfer, and recordation taxes and fees resulting from this Agreement as such taxes and fees imposed by law.

2.5         Proration of Certain Expenses.

All wages and salaries of any New Employees, all rents, real estate and personal property taxes, utility payments, the most recent periodic assessment payable to the FDIC relating to the Deposits, any social security and unemployment taxes relating to any New Employees, and any workers’ compensation payments relating to any New Employees shall be prorated between the parties as of the Effective Time. To the extent that any such item has been prepaid by Seller for a period beginning on the day after and extending beyond the Effective Time, Buyer shall pay Seller a proportionate amount of such item for such period; and, to the extent that any such item for which payment is not yet due and payable is attributable to Seller for any period of time prior to and including the Effective Time, Seller shall pay Buyer a proportionate amount of such item allocated for that period. All such payments shall be made as provided in Section 3.3 below.

2.6         Notice to Customers.

(a)               Not later than thirty (30) calendar days prior to the Closing Date, Buyer and Seller agree to jointly notify the Customers of the transactions contemplated by this Agreement as may be required as a condition of approval by any regulatory authority, as otherwise may be required by applicable law or by the terms of any agreement with any Customer. As soon as practicable, but in no event later than fifteen (15) days prior to the Closing Date (or such shorter period as allowed by the Real Estate Settlement Procedures Act of 1974, as amended (“RESPA”)), Seller and Buyer shall give joint notice to each customer to the extent required under RESPA of the transfer of the servicing of any Loan subject to RESPA. Buyer and Seller shall share equally the costs and expenses incurred in complying with this Section 2.6.

(b)              Persons who become Customers subsequent to such notice being given and prior to the Effective Time shall be given a copy of the joint notice at the time they become Customers.

(c)               Following the delivery of the joint notice, Buyer may provide any further notice to the Customers that it deems appropriate or to be required by applicable law. Seller shall cooperate with Buyer’s reasonable requests to provide any such further notice.

2.7         Conversion.

Seller and Buyer shall cooperate with each other and shall use their reasonable efforts (consistent with their internal day-to-day operations) to cause the timely conversion and transfer to Buyer’s books and data processing system of information concerning the Deposits and the Loans maintained on Seller’s data processing systems in accordance with a plan of conversion to be developed and mutually agreed upon by Buyer and Seller (the “Conversion”). The parties acknowledge that a manual conversion may be necessary. Within thirty (30) Banking Days after the date of this Agreement, Seller and Buyer shall prepare a plan of conversion setting forth detailed plans related to conversion matters, product specifications, and other matters involved in the consummation of the transactions contemplated by this Agreement (the “Plan of Conversion”). Buyer will designate an appropriate officer to be responsible for the necessary cooperation of the parties and to serve as a project manager for consummation of the transactions contemplated by this Agreement (the “Buyer Project Manager”). The Buyer Project Manager will coordinate Buyer’s role in the Conversion, will provide guidance to the conversion team, and will authoritatively represent Buyer at meetings and in discussions when the Conversion is planned or executed. Seller also will designate an appropriate officer to be responsible for the necessary cooperation of the parties and to serve as a project manager for consummation of the transactions contemplated by this Agreement (the “Seller Project Manager”). The Seller Project Manager will coordinate Seller’s role in the Conversion, will provide guidance to the conversion team, and will authoritatively represent Seller at meetings and in discussions when the Conversion is planned or executed. The Buyer Project Manager and the Seller Project Manager also will respond promptly to reasonable requests for information related to this Agreement and in compliance with its terms. The parties acknowledge that the goal of such cooperation is to enable Buyer to obtain and confirm data prior to the Closing Date so that the Conversion is completed, and Buyer is processing all data relating to the operations of the Branches on the first Banking Day after the Effective Time. The parties acknowledge a mutual goal of completing the Closing before April 17, 2020, and both parties shall use their best efforts to reach that goal.

The Plan of Conversion may provide for Records or access to Records to be provided to Buyer in advance of the Conversion and Closing as advisable to effect the Conversion.

Following execution of this Agreement, Seller will make available to Buyer, in a form of electronic media satisfactory to both Buyer and Seller, corresponding layouts, and applicable balancing reports, with respect to the Deposits and Loans, as well as customer information files and other electronic information needed to effect the Conversion. Seller will make at least three (3) sets available to Seller between the execution of this Agreement and the Closing, as specified in the Plan of Conversion. The last set will be the live conversion set and will be created after processing on the night of the Effective Time and will be available to Buyer no later than approximately 9:00 a.m. on the day following the Closing Date. Seller agrees to deliver the final set to Buyer as soon as possible following the Closing Date. The live conversion set will be accompanied by a backup set. All expenses in connection with the preparation of the information referred to in this paragraph shall be borne exclusively by Seller.

In connection with its processing on the night of the Closing, Seller will bring all accruals current through that day, will produce interim statements on any Deposit or Loan account normally receiving a statement, and will waive all Deposit account service charges for that statement cycle. Interim statements rendered with respect to Loan accounts will not bill customers for any payments.

2.8         Delivery of Check and Draft Forms.

(a)               Not less than five (5) Banking Days prior to the Effective Time, Buyer shall provide to all Depositors an initial supply of Buyer’s check or draft forms that may be used by them to access their respective Deposits after the Effective Time and to notify them that, after the Effective Time, they should cease using Seller’s check or draft forms and thereafter use only Buyer’s forms. Such notice may be included in the notices sent to the Depositors pursuant to Section 2.6. After the Closing Date, Buyer will use its best efforts to encourage Customers to begin using these checks and to cease using checks bearing Seller’s name.

(b)              Not less than five (5) Banking Days prior to the Effective Time, Buyer will provide for the delivery of new debit cards to Customers and for the orderly processing of debit card transactions.

2.9         Safe Deposit Agreements.

(a)               As soon as is reasonably practicable following the execution of this Agreement, Seller shall provide Buyer with a true and correct list of all Customers with safe deposit boxes at the Branches, together with the rentals or other amounts paid on and the expiration dates of all Safe Deposit Agreements. In the event that any Safe Deposit Agreement cannot be located, Seller will enter into a new Safe Deposit Agreement with the applicable Customer for the applicable safe deposit box. If Seller is unable to enter into a new Safe Deposit Agreement with any Customer or if any Safe Deposit Agreement may not be assigned without the consent of any person, which consent cannot reasonably be expected to be obtained at the Closing, Seller shall promptly terminate the Safe Deposit Agreement or transfer the contents of the safe deposit box to another of Seller’s facilities.

(b)              As soon as is reasonably practicable following the execution of this Agreement and not less than thirty (30) days prior to the Closing, and in accordance with Section 2.6, Seller shall provide a notice to safe deposit box customers notifying them of the transactions proposed in this Agreement and allowing them to remove the contents of their safe deposit boxes. Seller’s notice shall explain that, if the safe deposit box Customer does not empty the safe deposit box, Seller will transfer the safe deposit box or its contents and assign Seller’s rights under the corresponding Safe Deposit Agreement to Buyer, effective as of the Closing, unless the customer affirmatively objects. Seller’s notice shall include any language necessary to effect the transfer or termination of Safe Deposit Agreements, including any notice of termination required by a Safe Deposit Agreement. Prior to the Closing, Buyer shall permit any Customer to lease a safe deposit box at one (1) of Buyer’s branch offices upon request and upon the same terms as Seller’s Safe Deposit Agreement (or terms that are no less favorable to the Customer), whether or not such Customer is otherwise a customer of Buyer. Buyer shall credit any Customer with the full amount of any prepaid safe deposit box rent held by Seller at such time (which amounts shall be reimbursed to Buyer by Seller at Closing).

(c)               To the extent that any Safe Deposit Agreement may not be lawfully assigned without the consent of any person which has not been obtained as of Closing or if any safe deposit box Customer of Seller affirmatively objects to the transfer of a safe deposit box to Buyer, this Agreement shall not constitute an agreement to assign the same. In any such case, Seller shall arrange either to terminate the Safe Deposit Agreement or to transfer the safe deposit Customer to another of Seller’s branches at the Closing.

(d)              Within two (2) calendar days following the Closing, Seller shall transfer all remaining leased safe deposit boxes associated with any of the Branches, unopened, using a safe and secure method and implementing commercially reasonable controls and procedures (which shall include, at a minimum, dual control).

(e)               As of the Effective Time, Buyer will assume and discharge Seller’s obligations arising after the Effective Time with respect to the remaining leased Safe Deposit Agreements in accordance with their terms and conditions, and Buyer will maintain all facilities necessary to do so.

(f)                As of the Effective Time, Seller shall transfer and assign the Records related to the remaining leased Safe Deposit Agreements to Buyer, and Buyer shall maintain and safeguard all such Records and be responsible for granting access to and protecting the contents of safe deposit boxes at the Branches.

(g)               Prepaid Safe Deposit Agreements (not including late payment fees) collected by Seller with respect to the remaining leased safe deposit boxes before the Effective Time shall be prorated as of the Effective Time.

2.10       Payment of Checks, Drafts, and Orders.

After the Effective Time, Buyer agrees (a) to pay, in accordance with applicable law, the Deposit agreements (and customary banking practice in the usual course of its banking business), all properly payable checks, drafts, and withdrawal orders properly drawn by Depositors against the Deposits and properly presented to Buyer, whether drawn on the checks, withdrawal, or draft forms provided by Seller or by Buyer, to the extent that the then-current Deposit balances to the credit of the respective Deposit accounts are sufficient to permit the payment thereof (after taking into account any overdraft protection rights of the Depositors under arrangements with Buyer), and (b) in all other respects to discharge, in accordance with applicable law, the Deposit agreements, and customary banking practice in the usual course of its banking business, all duties and obligations of Seller arising after the Effective Time with respect to the balances due and owing to the Depositors.

2.11       Clearing Items.

(a)               During the ninety (90) day period following the Closing Date, if any checks, drafts, or other debit items (including automated clearing house or other automatic or preauthorized drafts or payment orders) on a Deposit account are presented to or received by Seller through the banking system, Seller will make provisional settlement to the presenting institution for any such debit item and will forward such checks and other items on such Deposit to Buyer no later than the next Banking Day after receipt thereof, and Buyer will reimburse Seller for such provisional settlement within three (3) Banking Days. Upon timely presentation to Buyer, Buyer will assume all responsibility for such items (except for such items that have not been handled by Seller in accordance with applicable law or regulation or with ordinary care), including but not limited to determining whether to honor or dishonor such items and giving any required notification for the return of items.

(b)              Seller will use reasonable efforts to transfer to Buyer on the Closing Date all of those automated clearing house and FedWire direct deposit arrangements that are tied by agreement or other standing arrangement to the Deposits. However, during the ninety (90) day period following the Closing Date, if any automated clearing house or other automatic credits or deposits to a Deposit account are received by Seller through the banking system, Seller shall accept any such credit item and pay the amount thereof to Buyer no later than the next Banking Day.

(c)               Seller shall provide to Buyer each day an electronic listing of all debit and credit items received and settled for that day as described above, and Seller and Buyer shall cooperate to establish reasonable procedures for content and transmittal of those daily listings and for payments to each other of amounts due under this Section 2.11.

(d)              Upon the expiration of such ninety (90) day period, Seller may cease forwarding to Buyer checks and other debit items against the Deposit accounts and return them to the originators marked “Account Closed” and may cease accepting any such credit items. However, during the ninety (90) day period, Seller and Buyer agree to cooperate to communicate with Customers and automated clearing house originators in an effort to avoid the continuing presentment of debit and credit items to Seller and to establish reasonable procedures for the handling of any such debit or credit items following the ninety (90) day period in an effort to avoid, to the extent practicable, the return of any Customer’s debit or credit items and the resulting inconvenience or harm to that Customer.

2.12       Returned Items.

Buyer agrees, no later than the second Banking Day after demand by Seller, to pay to Seller an amount equivalent to the amount of any check or other item (including paper or electronic items) deposited or credited to a Deposit account, or that was applied by Seller as a payment on a Loan, prior to the Closing Date that is timely returned or charged back to Seller within ninety (90) days after Closing as not collected or otherwise to be charged back to the Deposit account; provided, however, that (a) Buyer shall have no obligation to pay Seller for any such returned item if the item was returned late to Seller or if Seller otherwise has the right to reject or refuse to accept the return, and (b) Buyer shall be required to make such payment for an item only up to the balance of any funds on deposit with Buyer at the time of Seller’s demand and any balance available to the Customer under any overdraft plan that the Depositor has with Buyer at the time Seller makes the demand as aforesaid.

2.13       Post-Closing Deposits and Payments.

Beginning at the Effective Time and for a period of ninety (90) days thereafter, Seller agrees to deliver promptly, but in no event later than two (2) business days after receipt by Seller, to Buyer:

(a)               any collected funds accepted by Seller for credit to any account included in the Deposits,

(b)              any refunds or reimbursements of prepaid expenses included in the acquired Assets for which an adjustment to the Purchase Price was made pursuant to Section 2.5 and which are accepted by Seller, and

(c)               any written notices or correspondence received by Seller relating to the Deposits or the Loans.

Buyer shall pay to Seller immediately, but in no event later than two (2) business days after receipt by Buyer, any refunds or reimbursements of accrued expenses for which an adjustment to the Purchase Price was made pursuant to Section 2.5 and which are accepted by Buyer.

2.14       Payment.

In settlement of the transactions described in Sections 2.11, 2.12 and 2.13, Buyer and Seller agree that Seller shall provide Buyer with a daily net settlement figure for all such transactions from the immediately preceding Banking Day by 12:00 noon Eastern Time on each Banking Day and that the party obligated to remit any funds thereunder shall do so in immediately available funds by a method of payment agreed upon by the parties, both acting reasonably. Any such settlement shall be provisional pending receipt by Buyer of the physical items relating to such settlement, and Buyer shall adjust the next daily settlement to reflect any adjustments resulting from its receipt and examination of the physical items.

2.15       Post-Closing Customer Disputes.

In the case of any dispute with or inquiry by a Customer, which dispute or inquiry relates to Seller’s servicing of or transactions with the Customer at the Branches prior to the Effective Time, Buyer will first look to the Records for the appropriate information regarding the service or transaction and copies of pertinent documents or instruments with respect to such dispute or inquiry instead of contacting Seller. In the event such dispute cannot be resolved with the information in the Records, Buyer may contact Seller and Seller will use commercially reasonable efforts to assist Buyer in resolving such dispute.

2.16       Tax Reporting.

Seller shall be responsible for all tax information reporting and filing requirements (including Forms 1098, 1099, and 5498 reporting) and all tax withholding requirements (including remittances and reporting), as to all interest paid or withheld, and contributions received, by Seller on or before the Effective Time with respect to the Deposit accounts (including Retirement Plans) and all interest paid on Loans to Seller, without regard to when any such reporting, filings, or remittances are required to be made. Buyer shall be responsible for information reporting and filing requirements and all tax withholding requirements as to all interest paid or withheld and contributions received, by Buyer, and all interest paid on Loans to Buyer following the Effective Time with respect to the Deposit accounts (including Retirement Plans) and Loans transferred to Buyer.

2.17       Account Holds.

Seller shall provide Buyer with a listing (on a form of electronic media satisfactory to both Buyer and Seller) of all (a) garnishments, similar court orders, tax liens, and orders of any governmental entity, (b) “stop-payment” orders or instructions of Depositors, (c) Depositors as to whom Seller has received a “back-up withholding” order from the Internal Revenue Service or any state or other taxing authority, and (d) other “holds,” in either case as to which Seller has received notice and which are in effect with respect to particular Deposit accounts or outstanding checks or other items at the close of business on the Banking Day immediately preceding the Closing Date (collectively “Account Holds”), together with an identification of the Deposit account and/or check or other item to which they apply, the terms thereof, and copies of all documentation (including court or government agency orders) pertaining thereto. Buyer shall honor all Account Holds relating to the Deposits or the Loans initiated prior to the Effective Time and reflected in the listing made available by Seller to Buyer on the Closing Date. If, following receipt of the above listing and documentation, Buyer makes any payment in violation of any such Account Hold, Buyer shall be solely liable for any such payment and shall indemnify, hold harmless, and defend Seller from and against all claims, losses, and liabilities, including reasonable attorneys’ fees and expenses, arising out of any such payment. In the event that Buyer shall make any payment in violation of an Account Hold initiated prior to the Effective Time but not reflected in the above listing and documentation made available by Seller to Buyer prior to such payment or if Seller otherwise shall be responsible for any such payment or any Account Hold is erroneous and Buyer relies upon such error in refusing to make an otherwise proper payment, Seller shall indemnify, hold harmless, and defend Buyer from and against all claims, losses, and liabilities, including reasonable attorneys’ fees and expenses, arising out of any such payment or erroneous refusal to pay.

2.18       Possession and Risk of Loss.

From and after the Effective Time, Buyer shall be entitled to possession of the Assets and the Liabilities, and all risk of loss with respect thereto shall pass to Buyer as of the Effective Time, except as otherwise provided in this Agreement, including in Sections 2.3, 2.11, 2.12, 2.13, 2.14, 2.17, 2.19, 2.20, 2.21, and Article XI of this Agreement. Risk of loss with respect to the Assets shall remain with Seller prior to the Effective Time.

2.19       Merchant Accounts.

After the Closing Date, Buyer hereby agrees to accept, assume, and process any and all “Charge-back Items” received subsequent to the Closing Date but arising prior thereto against Mastercard, Visa, and/or American Express merchant Deposit accounts. “Charge-back Items” shall include, but shall not be limited to, disputed items, purchases over limit, fraudulent use of card, late presentations of sales slips, unpresented credit on sales returns, and other adjustments as specified under the rules and regulations of Mastercard, Visa, and/or American Express. If Buyer cannot recover on any such Charge-back Items after making a good faith effort to do so, Seller shall reimburse Buyer for such items upon assignment of such items by Buyer to Seller. Buyer’s good faith effort to recover on any such items shall not require that Buyer take any legal action against the owner of the merchant Deposit account or any other person.

2.20       Overdrafts.

All overdrawn Deposit accounts will be assigned to Buyer as of the Effective Time, and the Overdrafts represented thereby will be included in the Assets purchased by Buyer at Closing. Buyer will use good faith efforts to collect the Overdrafts, but Buyer’s good faith efforts to collect Overdrafts shall not require that it institute any legal action against any person. Seller will reimburse Buyer for any Overdrafts that have not been collected by Buyer by the date ninety (90) days following the Effective Time or, if earlier, upon Buyer’s reasonable determination that any Overdraft is uncollectable. Buyer will assign to Seller, without recourse, all rights to any uncollected Overdraft for which Buyer is reimbursed by Seller. Seller agrees that, following the date of this Agreement, Seller will not alter or change any business practice at the Branches related to overdrafts or overdrawn Deposit accounts except in the ordinary course of business. Buyer will not allow a customer who owes an Overdraft to incur further overdrafts during the ninety (90) day period following the Effective Time unless all amounts collected from that customer in connection with the overdrawn account in the ninety (90) days following the Effective Time are first applied to the Overdraft associated with that customer.

2.21       Retirement Plans.

(a)               With respect to deposits of the Branches that are Retirement Plans, Seller will use reasonable efforts and will cooperate with Buyer in taking any action reasonably necessary or appropriate to accomplish or accompany Buyer’s appointment as successor custodian or trustee of all proposed Deposits that are Retirement Plans, including, but not limited to, sending depositors appropriate notices, cooperating with Buyer in soliciting consents from depositors, executing assignments reasonably satisfactory to Buyer, and filing any appropriate applications with applicable regulatory authorities.

(b)              If Buyer shall be unable to succeed as the trustee or custodian of a proposed Deposit that is a Retirement Plan or if a Retirement Plan account holder notifies Seller or Buyer of the account holder’s objection to Buyer acting as custodian or trustee of such Retirement Plan, such Retirement Plan shall not become Deposits.

2.22       Loans.

In connection with the transfer of the Loans, Seller and Buyer agree as provided below:

(a)               Buyer and Seller will cooperate and use commercially reasonable efforts to cause Buyer to become the beneficiary under any credit life, accident and health, vendor’s single interest premium, or similar insurance purchased by or on behalf of such customer on the Loans. For the duration of such insurance, Seller and Buyer agree to cooperate in good faith to develop a mutually satisfactory method by which the issuer of such insurance will make rebate payments to and satisfy valid claims of the holders of such policies of insurance after the Effective Time;

(b)              Each of Buyer and Seller will use commercially reasonable efforts to comply with all notice and reporting requirements of the Loan documents or of any law or regulation with respect to the transfer of such Loans;

(c)               At least fifteen (15) days prior to the Closing Date (or if a shorter period is allowed by law, following receipt of all regulatory approvals but prior to the Closing Date), Seller will, at its expense, send to Loan customers payment information or payment notices with Buyer’s payment address;

(d)              Within thirty (30) days after the Closing Date, Buyer will, at its expense, issue new coupon books or similar payment notices for payment of the Loans with instructions to use Buyer’s coupons or statements and to destroy unused coupons furnished by Seller;

(e)               For a period of ninety (90) days beginning with the Closing Date, within three (3) business days after receipt by Seller of any check or money order made payable to Seller representing payment on a Loan, Seller shall indorse such instrument as payable to Buyer, without recourse, and forward the item to Buyer for credit to the Loan; and

(f)                If the balance due on any Loan has been reduced by Seller as a result of a payment by check received prior to the Closing Date, which item is returned after the Closing Date, the asset value representing the Loan transferred shall be correspondingly increased and an amount in cash equal to such increase shall be paid by Buyer to Seller promptly upon demand.

2.23        Collateral for Government Deposits.

At least ten (10) Banking Days prior to the Closing, Seller shall provide Buyer with a listing of any pledge of collateral by Seller with respect to any Deposit of a Customer that is a governmental entity or school district. Buyer shall make arrangements acceptable to such Customer prior to the Closing Date to replace Seller’s collateral with collateral belonging to Buyer. Any collateral required to secure the Deposits of any such Customer shall be pledged by Buyer no later than the Closing Date.

2.24       Servicing for Loans Sold to FNMA and FHLMC.

With respect to any loans that Seller sold to the Federal Home Loan Mortgage Corporation or any successor thereto (“FHLMC”) or the Federal National Mortgage Association or any successor thereto (“FNMA”) prior to the Effective Time and for which Seller retained the servicing rights for such loans (such servicing rights for such loans are hereinafter defined as the “Fannie/Freddie Servicing Rights”), if Buyer is not an approved and qualified seller, servicer, or issuer of loans for FNMA and FHLMC at the Effective Time, then Seller shall retain the Fannie/Freddie Servicing Rights and the Fannie/Freddie Servicing Rights shall not be deemed part of the “Loans” or “Liabilities” transferred to Buyer under this Agreement.

III. PURCHASE PRICE

3.1         Amount of Purchase Price.

In consideration of the transfer of the Assets and the Liabilities provided for in Sections 2.1 and 2.3 hereof, respectively, Buyer shall pay to Seller (in the manner described in Section 3.3 below) the sum of the following:

(a)               the Loan Purchase Price;

(b)              the Deposit Premium;

(c)               the Real Property Purchase Price;

(d)              the Fixed Asset Purchase Price;

(e)               the total amount of Cash on Hand;

(f)                the aggregate amount of the Overdrafts as of the Effective Time;

(g)               the amount of any prorated expenses due from Buyer to Seller pursuant to Section 2.5; and

(h)              the net amount of any additions or deductions for prorated Safe Deposit Agreement rentals pursuant to Section 2.9, if owing from Buyer.

The total of the items set forth in (a) through (f) is hereinafter collectively referred to as the “Purchase Price,” and the total of the items set forth in (g) and (h) are adjustments to the Purchase Price.

3.2         Payment by Seller.

In consideration of Buyer’s assumption of the Liabilities, Seller shall pay to Buyer (in the manner described in Section 3.3 below) the sum of the following:

(a)               an amount equal to the aggregate balances credited to the Deposits accounts which have a positive balance (with no deduction for negative balances or Overdrafts), plus accrued but unpaid interest on interest-bearing Deposit accounts, as of the Effective Time (the “Deposit Amount”);

(b)              the amount of any prorated expenses due from Seller to Buyer pursuant to Section 2.5;

(c)               the net amount of any additions or deductions for prorated Safe Deposit Agreement rentals pursuant to Section 2.9, if owing from Seller; and

(d)              the amount of real estate transfer taxes imposed on Seller in connection with transfer of the Branches, which Buyer will pay in connection with recording the deed(s) transferring title to the Real Property to Buyer.

3.3         Settlement.

(a)               The Purchase Price owed by Buyer to Seller and the Deposit Amount owed by Seller to Buyer, together with the amounts owed by Seller or Buyer to the other pursuant to Sections 2.5 and 2.9 of this Agreement regarding proration of expenses and Safe Deposit Agreement rentals, shall be paid in a net settlement as provided in Section 3.3(b) below, with a net payment (the “Settlement Payment,” which shall be subject to adjustment as provided in Section 3.3(c) below) being made by Seller to Buyer if the amount owed by Seller exceeds the amount owed by Buyer, or by Buyer to Seller if the amount owed by Buyer exceeds the amount owed by Seller.

(b)              Seller shall provide to Buyer, within five (5) Banking Days prior to the Closing Date, a preliminary closing statement substantially in the form attached hereto as Exhibit A (the “Preliminary Closing Statement”) showing in reasonable detail the calculation of the projected net payment to be made at Closing by Seller to Buyer or by Buyer to Seller. On the Closing Date, Seller shall provide Buyer with a closing statement (substantially in the form of Exhibit A hereto) (the “Closing Statement”), which shall set forth the basis for calculating the Purchase Price, the Deposit Amount, the amounts owed pursuant to Sections 2.5 and 2.9, and the Settlement Payment, and which shall be completed as of the close of business on the Banking Day prior to the Closing Date, together with supporting documentation reasonably satisfactory to Buyer, and which shall be certified by an authorized officer of Seller. The Settlement Payment shall be paid by Seller to Buyer, or by Buyer to Seller, at the Closing in immediately available funds by wire transfer by the paying party to the other on the Closing Date.

(c)               Within three (3) Banking Days following the Closing, Seller will provide to Buyer updated itemized lists, as of the Effective Time, of the Assets and Liabilities, including the individual Deposits, Loans, Overdrafts, and Cash On Hand, together with a draft “Adjusted Closing Statement” (substantially in the form attached hereto as Exhibit A) showing in reasonable detail the calculation of necessary adjustments to the Closing Statement (including adjustments to reflect business transacted at the Branches on the Closing Date) and the resulting final net payment to be made by Seller to Buyer, or by Buyer to Seller (the “Adjusted Settlement Payment”). The parties shall use their best efforts in good faith to agree upon the Adjusted Closing Statement promptly. Prior to 2:00 p.m. Eastern Time on the Banking Day following the date that Buyer agrees to the Adjusted Closing Statement, Seller shall pay to Buyer, or Buyer shall pay to Seller, as the case may be, the Adjusted Settlement Payment, plus interest from the day after the Closing Date until the calendar day before the Adjusted Settlement Payment is made at a rate per annum (calculated daily based on a three hundred sixty (360)-day year) equal to the Federal Funds Rate, as announced on the Closing Date. The Adjusted Settlement Payment shall be made in immediately available funds by a method of payment to be mutually agreed upon by Seller and Buyer, both acting reasonably.

3.4          Allocation of Consideration.

The Purchase Price hereunder shall be allocated in a manner consistent with Section 1060 of the Code and the regulations thereunder on an allocation schedule to be agreed to by Buyer and Seller prior to the Closing. Within forty-five (45) days after the Closing, Seller shall prepare an IRS Form 8594 reflecting the allocation of the Purchase Price as agreed to by Seller and Buyer and shall submit such Form 8594 to Buyer for review. Buyer shall inform Seller in writing of any disagreements with the amounts allocated on Form 8594 within thirty (30) days after receipt and Seller shall consider such disagreements in good faith and shall make such changes as are necessary to conform such Form 8594 to the agreed upon allocation schedule. Buyer and Seller agree that they will not take, nor will they permit any affiliated person to take, for income tax reporting purposes a position inconsistent with such allocation. Notwithstanding the foregoing, either party may change any such report in the event of a dispute with any tax authority or take any other step to settle or resolve such a dispute.

IV. SELLER’S REPRESENTATIONS AND WARRANTIES

Except as Previously Disclosed by Seller to Buyer, Seller hereby makes the following representations and warranties to Buyer.

4.1          Power and Authority.

(a)               Seller is a North Carolina banking corporation duly organized, validly existing, and in good standing under the laws of the State of North Carolina and, subject to the receipt of all regulatory approvals as provided in Sections 9.3(b) and 9.4(b), has the full power and authority to enter into and perform its obligations under this Agreement and to own, operate, and lease its properties and to carry on the business and activities now conducted by it.

(b)              Subject to approval of this Agreement by Seller’s Board of Directors or an authorized committee thereof, the execution and delivery of this Agreement by Seller has been duly authorized by all necessary corporate action by Seller and, subject to the receipt of all regulatory approvals as provided in Sections 9.3(b) and 9.4(b), this Agreement is the legal, valid, and binding obligation of Seller, enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, conservatorship, receivership, moratorium, or other laws affecting creditors’ rights generally and a court’s prerogative under general principles of equity to refuse to direct specific performance.

(c)               Subject to the receipt of all required regulatory approvals as provided in Sections 9.3(b) and 9.4(b), neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will result in (i) a violation of Seller’s charter or bylaws, (ii) a breach of or default under any material contract, agreement, or other instrument to which it is a party or by which it is bound, or (iii) a violation of any outstanding judgment, order, injunction, law, rule, or regulation to which it is subject, excluding from the foregoing clauses (ii) and (iii) breaches, defaults, or violations which, either individually or in the aggregate, would not result in a Material Adverse Change.

4.2          Litigation and Regulatory Proceedings.

There are no actions, claims, suits, investigations, or proceedings pending or, to Seller’s knowledge, threatened against Seller which alone, or taken in the aggregate, reasonably would be expected to result in a Material Adverse Change. To Seller’s knowledge, no governmental agency has notified Seller that it would oppose or not approve or consent to the transactions contemplated by this Agreement.

4.3          Consents and Approvals.

Except for required approvals of banking regulators as provided in Sections 9.3(b) and 9.4(b) of this Agreement and required by the Entegra Merger, no consents or approvals of, or filings or registrations with, any third party or any public body, agency, or authority are required in connection with Seller’s consummation of the transactions contemplated by this Agreement. For the avoidance of doubt, Seller makes no representation herein with respect to any regulatory approvals that may be required by FCB or BancShares in connection with the Entegra Merger.

4.4          No Broker’s or Finder’s Fees.

No agent, broker, investment banker, person, or firm acting on behalf of or under authority of Seller or any of its subsidiaries is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee, directly or indirectly, in connection with any of the transactions contemplated herein.

4.5          Real Property.

(a)               Seller has good and marketable fee simple title to the Real Property and owns the same free and clear of all mortgages, liens, leases, encumbrances, title defects, and exceptions to title other than Permitted Liens. No person or entity other than Seller has any right, title, or interest in and to the Real Property other than a Permitted Lien. Upon payment by Buyer of the amounts contemplated by this Agreement, Buyer will acquire good and indefeasible title to the Real Property, free and clear of any lien, charge, encumbrance, option, or adverse claim other than the Permitted Liens.

(b)              The Real Property (i) complies in all material respects with all applicable federal, state, and local laws, regulations, ordinances, or orders of any governmental or regulatory authority, including those relating to zoning, building and use permits, and the Americans with Disabilities Act, and (ii) may, under applicable zoning ordinances, be used for the purposes for which it currently is used as a matter of right rather than by grant of variance or as a conditional or nonconforming use.

(c)               To the knowledge of Seller, all improvements and fixtures included in or on the Real Property are in satisfactory condition and repair and performing the functions and operations for which they were designed, and there does not exist any condition which materially and adversely affects the economic value or marketability of the Real Property or materially detracts from, interferes with, or restricts the present or future use of the Real Property or those improvements and fixtures for the purposes for which they currently are used.

(d)              To Seller’s knowledge, Seller has not received any notice of any condemnation or eminent domain proceedings, or negotiations for the purchase of the Real Property in lieu of condemnation, and to Seller’s knowledge, no condemnation or eminent domain proceedings or negotiations have been commenced or threatened in connection with the Branches except that the North Carolina Department of Transportation is in the beginning stages of a road widening project near the Sylva Branch that may result in the loss of some parking spaces at the Sylva Branch.

(e)               To the knowledge of the Seller Knowledge Persons, all improvements and fixtures included in or on the Real Property are in conformity with the requirements of, and have been approved by, any applicable architectural review board.

4.6          Title to Fixed Assets.

Seller is the lawful owner of and has good and marketable title to the Fixed Assets, free and clear of any mortgage, pledge, lien, security instrument, conditional sales agreement, lease, or encumbrance. To the knowledge of Seller, all Fixed Assets are in good operating condition and repair.

4.7          Deposit Insurance.

Seller is an insured depository institution as defined in the Federal Deposit Insurance Act, as amended, and the Deposits are insured by the FDIC to the maximum extent permitted by law. Seller has filed all reports and paid all premiums required under the Federal Deposit Insurance Act, as amended.

4.8          Withholding.

Seller has timely complied, and will continue to timely comply through the Closing, in all material respects, with the requirements of Section 3406 of the Code and the regulations thereunder.

4.9         Loans.

(a)               All Loans (i) have resulted from bona fide business transactions in the ordinary course of its operations, (ii) were made in accordance with industry standard practices and procedures and all state and federal laws and regulations applicable thereto (including consumer protection and fair lending laws and regulations), and (iii) are owned by it free and clear of all liens, encumbrances, assignments, repurchase agreements, or other exceptions to title, or the ownership or collection rights of any other Person.

(b)              All Records of Seller regarding the Loans and collateral for the Loans are accurate in all material respects, and each Loan which Seller’s Loan documentation indicates is secured by any real or personal property or property rights (“Loan Collateral”) is secured by valid, perfected, and enforceable liens, assignments, or other security interests on all such Loan Collateral to the extent indicated and having the priority described in the records of such Loan.

(c)               Each Loan, and each guaranty therefor, is the legal, valid, and binding obligation of the obligor or guarantor thereon (subject to the application of general principles of equity and to applicable bankruptcy, insolvency, reorganization, moratorium, and similar laws), and no defense, offset, or counterclaim has been asserted with respect to any such Loan or guaranty.

(d)              Following the allocation of accounts to avoid split relationships referenced in the definition of the term “Loans” in Section 1.1, there are no mortgage loans at the Branches associated with escrow accounts for property taxes, insurance, or similar expenses held by Seller outside the Branches.

4.10       Compliance with Laws.

All business of the Branches or relating to the Assets and the Liabilities has been conducted in compliance with all federal, state, and local laws, regulations, rules, and ordinances applicable thereto, except for non-compliance which would not reasonably be expected to result in a Material Adverse Change.

4.11       Environmental Matters.

(a)               Seller has provided Buyer with true and correct copies of all environmental assessments, audits, reports or other documents in its possession or control materially related to the presence or potential presence of Hazardous Material at, on or beneath the Real Property; and

(b)              With respect to the Loan Collateral, to the actual knowledge of the Seller Knowledge Persons, there has been no material release, treatment, storage, transportation or handling of, disposal or arrangement for disposal of, exposure to, or contamination by, a Hazardous Material, which could give rise to any material current or future liability or corrective or remedial obligation with respect to the Loan Collateral.

4.12       Records.

The Records, taken as a whole, are accurate in all material respects. The Records include in all material respects all customary customer and customer-related information reasonably necessary to service the Deposits on an ongoing basis and as may be required under applicable law in all material respects.

4.13        Employee Benefit Plans.

(a)               No Benefit Plan in which the Branch Employees participate is (i) a multiemployer plan within the meaning of Section 3(37) of ERISA, (ii) a single employer plan (within the meaning of ERISA Section 4001(a)(15)) that has two or more contributing sponsors at least two of whom are not under common control within the meaning of Section 4063 of ERISA, (iii) a “multiple employer plan” (within the meaning of Code Section 413(c)), or (iv) an unfunded plan that is maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees. No Benefit Plan is, or is reasonably expected to be, subject to funding-based limits on benefits and benefit accruals under Code Section 436.

(b)              Other than as required under ERISA Sections 601 to 608 or other applicable law, no Benefit Plan in which the Branch Employees participate provides post-termination or retiree medical benefits to any current or former Branch Employee for any reason, and neither the Seller nor any ERISA Affiliate has any obligation to provide post-termination or retiree medical benefits to any current of former Branch Employee. The Seller has not failed to comply with Sections 601 to 608 of ERISA or Section 4980B of the Code in any material respect.

(c)               Each Benefit Plan in which Branch Employees participate that is subject to Section 409A of the Code has been administered in accordance with its terms and in compliance in all material respects with the operational and documentary requirements of Section 409A of the Code and all applicable regulatory guidance (including notices, rulings and proposed and final regulations) thereunder. The Seller does not have any obligation to gross up, indemnify or otherwise reimburse any Branch Employee for any taxes incurred pursuant to Section 409A of the Code.

4.14       Employee Matters.

(a)               Seller has provided to Buyer on the date hereof, in writing, a complete and accurate list of (i) the number of Branch Employees (including any employees who are on a leave of absence), and (ii) the number of Branch Employees in each of Seller’s salary bands as of the date of this Agreement. No later than twenty (20) business days prior to the Closing Date, Seller shall provide to Buyer a complete and accurate list of each Branch Employee’s name, job title, classification as “exempt” or “non-exempt” for purposes of the Fair Labor Standards Act, annual current salary or wage rate, incentive compensation opportunity for performance year 2019, business location, regularly scheduled weekly work hours (for hourly employees), and date of hire (original and most recent, as applicable). Such list shall be updated by Seller and provided to Buyer on dates that are mutually agreed to by Buyer and Seller.

(b)              As of the date hereof, to Seller’ knowledge, no Branch Employee is a member of, represented by or otherwise subject to any (i) labor union or similar labor organization, or (ii) collective bargaining agreement, in each case with respect to such Branch Employee’s employment with Seller. With respect to each Branch Employee, (A) to Seller’ knowledge, Seller is not the subject of any proceeding seeking to compel it to bargain with any labor organization as to wages and conditions of employment, nor to Seller’s knowledge is any such proceeding threatened, (B) no strike or similar labor dispute by the Branch Employees is pending or, to Seller’s knowledge, threatened, and (C) to Seller’s knowledge, there is no organizational effort presently being made or threatened by or on behalf of any labor union, works council or similar organization with respect to the Branch Employees, or any of them, in each case with respect to such Branch Employee’s employment with Seller.

(c)               With respect to the Branch Employees, Seller has complied in all material respects with all applicable federal, state and local laws, regulations, rules and ordinances applicable thereto relating to employment and employment practices, including equal employment opportunity, affirmative action, nondiscrimination, immigration, layoffs, the payment of wages (including overtime compensation), meal and rest breaks, leaves of absence, benefits, collective bargaining, the payment of social security and similar taxes, and occupational safety and health. To Seller’s knowledge, there are no pending or threatened, proceedings, complaints, claims, disputes, investigations or charges relating to any alleged violation of any such legal requirement pertaining to employment matters relating to any Branch Employee or any former employees of Seller who had employment duties related to any Branch.

(d)              Each of the Branch Employees is appropriately and correctly classified in compliance with all applicable federal, state and local laws, regulations, rules and ordinances governing the classification of employees including, but not limited to the Fair Labor Standards Act, the Code and any other law governing the payment of wages and/or the withholding and payment of Taxes withheld from wages.

(e)               To Seller’s knowledge, no Branch Employee is in any material respect in violation of any provision of any employment contract, non-disclosure agreement, non-competition agreement, non-solicitation agreement, or any restrictive covenant of any kind with any former employer with respect to his or her right to be employed or engaged by the Seller because of the nature of the business conducted or proposed to be conducted by the Seller or because of the use of trade secrets or proprietary information of others.

V. BUYER’S REPRESENTATIONS AND WARRANTIES

Except as Previously Disclosed by Buyer to Seller, Buyer hereby makes the following representations and warranties to Seller:

5.1          Power and Authority.

(a)               Buyer is a North Carolina banking corporation duly organized, validly existing, and in good standing under the laws of the State of North Carolina and, subject to the receipt of all regulatory approvals as provided in Sections 9.3(b) and 9.4(b), has the full power and authority to enter into and perform its obligations under this Agreement and to own and operate its properties and to carry on the business and activities now conducted by it.

(b)              Subject to approval of this Agreement by Buyer’s Board of Directors or an authorized committee thereof, the execution and delivery of this Agreement by Buyer has been duly authorized by all necessary corporate action by Buyer, and, subject to the receipt of all regulatory approvals as provided in Sections 9.3(b) and 9.4(b), this Agreement is the legal, valid, and binding obligation of Buyer, enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, conservatorship, receivership, moratorium, or other laws affecting creditors’ rights generally and a court’s prerogative under general principles of equity to refuse to direct specific performance.

(c)               Subject to the receipt of all required regulatory approvals as provided in Sections 9.3(b) and 9.4(b), neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will result in (i) a violation of Buyer’s charter or bylaws, (ii) a breach of or default under any material contract, agreement, or other instrument to which it is a party or by which it is bound, or (iii) a violation of any outstanding judgment, order, injunction, law, rule, or regulation to which it is subject, excluding from the foregoing clauses (ii) and (iii) breaches, defaults, or violations which, either individually or in the aggregate, would not result in a Material Adverse Change.

5.2          Litigation and Regulatory Proceedings.

There are no actions, claims, suits, investigations, or proceedings pending or, to Buyer’s knowledge, threatened against Buyer which alone, or taken in the aggregate, reasonably would be expected to result in a Material Adverse Change. To Buyer’s knowledge, no governmental agency has notified Buyer that it would oppose or not approve or consent to the transactions contemplated by this Agreement.

5.3          Consents and Approvals.

Except for required approvals of banking regulators as provided in Sections 9.3(b) and 9.4(b) of this Agreement, no consents or approvals of, or filings or registrations with, any third party or any public body, agency, or authority are necessary in connection with Buyer’s consummation of the transactions contemplated by this Agreement.

5.4          Deposit Insurance.

Buyer is an insured depository institution as defined in the Federal Deposit Insurance Act, as amended, and its deposits (as defined in 12 U.S.C. § 1813(l)) are insured by the FDIC to the maximum extent permitted by law. Buyer has filed all reports and paid all premiums required under the Federal Deposit Insurance Act, as amended.

5.5          No Broker’s or Finder’s Fees.

Except as Previously Disclosed by Seller to Buyer, no agent, broker, investment banker, person, or firm acting on behalf of or under authority of Buyer or any of its affiliates is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee directly or indirectly in connection with any of the transactions contemplated by this Agreement.

VI. ADDITIONAL AGREEMENTS OF SELLER

6.1          Access to Seller’s Premises, Records, Personnel.

Upon execution of this Agreement, Seller shall give Buyer and its representatives and counsel, upon reasonable advance notice, reasonable access to the Branches, the Records, and appropriate personnel of Seller. Seller shall not be required to provide access to or to disclose information where such access or disclosure would unduly disrupt the operations of the Branches, violate or prejudice the rights of any customer or employee of Seller, or be contrary to law or any legal or regulatory order or process.

6.2          Regulatory Approvals.

(a)               Seller agrees to use its best efforts to obtain promptly any regulatory approval on which its consummation of the transactions contemplated by this Agreement is conditioned. Seller shall notify Buyer promptly of any significant development with respect to any regulatory application made under this Section 6.2. Seller shall provide Buyer with a copy of any regulatory approval it receives under this Section 6.2, promptly upon its receipt thereof.

(b)              Seller shall cooperate fully and promptly with Buyer in obtaining any regulatory approval which Buyer must obtain prior to the Closing.

6.3          Conduct of Business.

Except as provided in this Agreement, except as may be agreed upon otherwise with Buyer, except as may be required in connection with the Entegra Merger, and except as may be required by applicable law or industrywide practice, between the date hereof and the Closing, Seller shall continue to carry on the business of banking at the Branches and, with respect to the Assets and Deposits, offer interest rates, and charge fees, only as permitted under contracts and agreements (as applicable) with Customers and otherwise as is consistent with its normal operating procedures for its other branches in the State of North Carolina. Subject to the foregoing, Seller shall use its reasonable efforts to maintain its Customer relationships. Except as provided in this Agreement, except as may be agreed upon otherwise with Buyer, except as may be required in connection with the Entegra Merger Agreement, and except as may be required by applicable law or industrywide practice, between the date hereof and the Closing, Seller shall not, without the prior consent of Buyer, which will not be unreasonably withheld, conditioned, or delayed:

(a)               Acquire or dispose of any Fixed Assets, other than pursuant to commitments made on or before the date of this Agreement and except for replacement of furniture, furnishings, and equipment and normal maintenance and refurbishing in the ordinary course of business of the Branches;

(b)              Increase or agree to increase the salary, remuneration, or compensation of Branch Employees other than in accordance with Seller’s customary policies and/or bank-wide changes consistent with past practices, or pay or agree to pay any uncommitted bonus to any such employees other than regular bonuses granted based on historical practice; provided that Seller in its discretion may offer Branch Employees retention bonuses to induce them to remain at the Branches through the Conversion;

(c)               Other than in the ordinary course of business or as reasonably determined by Seller to be necessary to satisfy its legal obligations, (i) transfer any Branch Employee to another branch, facility or office of Seller or any of its affiliates which is not a Branch, or (ii) transfer any employee of Seller or any of its affiliates who, as of the date hereof, is not a Branch Employee to any Branch; provided that in the event of each such transfer occurring between the date hereof and the Closing Date, the Seller will promptly notify the Buyer of such transfer; and provided, further, that to the extent any supplemental staffing at the Branches is necessary to maintain operations, Seller may add temporary supplemental staffing at any of the Branches subject to the consent of Buyer, which shall not be unreasonably withheld;

(d)              Hire any employee for any of the Branches other than in the ordinary course of business;

(e)              Transfer to or from the Branches to or from any of Seller’s other operations or branches any material Assets or any Deposits, except pursuant to an unsolicited customer request or if such Deposit is pledged as security for a loan or other obligation held by Seller;

(f)               Sell, transfer, assign, encumber or otherwise dispose of or enter into any contract, agreement or understanding to sell, transfer, assign, encumber or dispose of any line of business other than in the ordinary course of business consistent with past practice;

(g)              Close, sell, consolidate, relocate or materially alter the Branches or otherwise file any application or give any notice to relocate or close the Branches;

(h)              Release, compromise or waive any material claim or right that is part of the Assets or the Liabilities; or

(i)                Enter into any agreement to do any of the foregoing clauses (a) through (g), except as contemplated hereby.

6.4          Maintenance and Insurance.

Seller shall maintain the Real Property and the Fixed Assets in customary repair, order, and condition, reasonable wear and tear or other unavoidable casualty excepted. Seller shall maintain insurance coverage adequate to repair or replace any such casualty.

6.5          Confidentiality.

Except as otherwise set forth in a Confidentiality Agreement, dated as of July 25, 2019, by and among Seller, Buyer, and Entegra, Seller shall, and shall cause its affiliates, directors, officers, employees, and agents to, take all reasonable and appropriate steps to keep confidential all information obtained or furnished to any of them with respect to Buyer and its business, operations, and financial condition, and any information maintained by Seller with respect to the Branches and/or operations at the Branches; provided, however, that any such information may be disclosed by Seller to the extent required by law, as determined in a written opinion of counsel to Seller (which counsel may be an employee of Seller). In the event that such disclosure is required, Seller shall provide to Buyer written notice of the information to be disclosed, together with a copy of the written opinion referred to in the immediately preceding sentence, as far in advance of such disclosure as is practicable, except where such notice is prohibited by law. At Buyer’s request, Seller will use its best efforts to obtain assurances that confidential treatment will be afforded to such information and will disclose only such information as is necessary to comply with its legal obligations as advised in such written opinion. Seller acknowledges that Buyer will suffer irreparable harm as a result of a breach of this Section 6.5 and that, therefore, Buyer will be entitled to injunctive and other appropriate equitable relief, in addition to damages, as a result of a breach or imminent breach of this Section 6.5. Seller’s obligations under this Section 6.5 shall survive both the termination of this Agreement and the Closing.

6.6          Non-Solicitation of Business.

(a)               For one (1) year following the Closing Date, Seller agrees that it will not use confidential information contained in the Records that solely relate to the Assets and the Liabilities to solicit deposit-taking or loan product business of the type offered through the Branches as of the date hereof from any Customers; it being understood that this sentence shall not prohibit general, non-targeted advertising, marketing, or solicitations and that nothing in this Agreement shall prohibit or otherwise limit Seller or any of its affiliates from responding to unsolicited inquiries with respect to financial services or any other businesses or providing such services in response thereto. Except as set forth in the foregoing sentence, nothing in the Agreement shall be construed to at any time prohibit or otherwise limit Seller or any of its affiliates from soliciting financial services or any other businesses, including deposits, loans, and other financial products. Buyer understands and acknowledges that Seller or its affiliates will conduct banking operations in the same geographic area as the Branches.

(b)              For a period of one (1) year following the Closing Date, Seller will not solicit for employment any New Employee; provided, however, that nothing in this Section 6.6(b) shall be deemed to prohibit Seller from (i) making general solicitations not targeted at New Employees (including job announcements in newspapers and industry publications or on the Internet), or (ii) using employee search firms, so long as Seller does not instruct or encourage such employee search firms to engage in targeted solicitations of New Employees.

(c)               If any provision or part of this Section 6.6 is held by a court or other authority of competent jurisdiction to be invalid or unenforceable, the parties agree that the court or authority making such determination will have the power to reduce the duration or scope of such provision or to delete specific words or phrases as necessary (but only to the minimum extent necessary) to cause such provision or part to be valid and enforceable. If such court or authority does not have the legal authority to take the actions described in the preceding sentence, the parties agree to negotiate in good faith a modified provision that would, insofar as possible, reflect the original intent of this Section 6.6 without violating applicable law.

6.7          Removal of Retained Assets; Signage.

Prior to the Closing, Seller shall remove from the Branches all items that are not being transferred to Buyer under this Agreement, including but not limited to sign panels that bear Seller’s name, logos, trade names, or trademarks, on or prior to the Closing, at Seller’s own expense. Seller shall leave in place the pedestal and mounting apparatus for the pedestal mounted sign in front of each of the Branches. In the case of signage affixed or attached to the buildings housing the Branches, Seller, at its expense, will repair damage resulting from the attachment and/or removal of that signage.

6.8          Retirement Plan Accounts.

Seller shall notify each of its customers holding Deposits under a Retirement Plan account in a timely fashion of the proposed assumption of their Retirement Plan accounts by Buyer, as contemplated by the plan documents.

6.9          Approval of Board of Directors.

Except to the extent that this Agreement shall have been approved by Seller’s Board of Directors or an authorized committee thereof prior to the date hereof, Seller shall submit this Agreement to its Board of Directors or an authorized committee thereof for approval at the next regularly scheduled meeting of such Board or such authorized committee.

VII. ADDITIONAL AGREEMENTS OF BUYER

7.1          Solicitation of Seller’s Customers.

(a)               Prior to the Closing Date, Buyer agrees that it will not attempt to solicit Customers through advertising nor transact its business in a way intended to, or that would reasonably be expected to, induce such Customers to close any account with Seller and open accounts directly with Buyer. Notwithstanding the foregoing sentence, Buyer and its affiliates shall be permitted to (i) engage in advertising, solicitations, or marketing campaigns not targeted at such Customers, and relationships that result therefrom, (ii) engage in lending, deposit, safe deposit, trust, or other financial services with Customers who have relationships with Buyer as of the date hereof through other offices of Buyer or product channels, (iii) respond to unsolicited inquiries by such Customers with respect to banking or other financial services, and engage in relationships that result therefrom, and (iv) provide notices or communications relating to the transactions contemplated hereby in accordance with the provisions hereof.

(b)              If any provision or part of this Section 7.1 is held by a court or other authority of competent jurisdiction to be invalid or unenforceable, the parties agree that the court or authority making such determination will have the power to reduce the duration or scope of such provision or to delete specific words or phrases as necessary (but only to the minimum extent necessary) to cause such provision or part to be valid and enforceable. If such court or authority does not have the legal authority to take the actions described in the preceding sentence, the parties agree to negotiate in good faith a modified provision that would, insofar as possible, reflect the original intent of this Section 7.1 without violating applicable law.

7.2          Regulatory Approvals.

(a)               Buyer agrees to use its best efforts to obtain promptly any regulatory approval on which Buyer’s consummation of the transactions contemplated by this Agreement is conditioned, and Buyer shall promptly prepare and file any other applications required by law with the appropriate regulatory authority in connection with the transactions contemplated by this Agreement. Buyer shall notify Seller promptly of any significant development with respect to any regulatory application made under this Section 7.2. Buyer shall provide Seller with a copy of any regulatory approval it receives under this Section 7.2, promptly upon its receipt thereof.

(b)              Buyer shall cooperate fully and promptly with Seller in obtaining any regulatory approval which Seller must obtain prior to the Closing.

7.3          Confidentiality.

Except as otherwise set forth in a Confidentiality Agreement by and among Seller, Buyer, and Entegra, Buyer shall, and shall cause its affiliates, directors, officers, employees, and agents to, take all reasonable and appropriate steps to keep confidential all information obtained or furnished to any of them with respect to Seller and its business, operations, customer lists, and financial condition; provided, however, that any such information may be disclosed by Buyer to the extent required by law, as determined in a written opinion of counsel to Buyer (which counsel may be an employee of Buyer). In the event that such disclosure is required, Buyer shall provide Seller written notice of the information to be disclosed, together with a copy of the written opinion referred to in the immediately preceding sentence, as far in advance of such disclosure as is practicable, except where such notice is prohibited by law. At Seller’s request, Buyer will use its best efforts to obtain assurances that confidential treatment will be afforded to such information and will disclose only such information as is necessary to comply with its legal obligations as advised in such written opinion. Buyer acknowledges that Seller will suffer irreparable harm as a result of a breach of this Section 7.3 and that, therefore, Seller will be entitled to injunctive and other appropriate equitable relief, in addition to damages, as a result of a breach or imminent breach of this Section 7.3. Buyer’s obligations under this Section 7.3 shall survive both the termination of this Agreement and the Closing.

7.4          Change of Name, Etc.

Upon the Effective Time, Buyer will (a) change the name on all documents and facilities relating to the Branches to Buyer’s name and (b) provide all appropriate notices to the FDIC and the Commissioner and any other appropriate regulatory authorities required from Buyer as a result of the consummation of these transactions.

7.5          Approval of Board of Directors.

Except to the extent that this Agreement shall have been approved by Buyer’s Board of Directors or an authorized committee thereof prior to the date hereof, Buyer shall submit this Agreement to its Board of Directors or an authorized committee thereof for approval at the next regularly scheduled meeting of such Board or such authorized committee.

VIII. EMPLOYEES OF THE BRANCHES

8.1          Hiring of Branch Employees.

Buyer may, in its sole discretion, extend an offer of employment, effective as of the Effective Time, to all Branch Employees in a substantially equivalent position with (a) base salary or hourly wages which are no less than the base salary or hourly wages provided by Seller immediately prior to the Effective Time; (b) eligibility to participate in the applicable bonus or incentive compensation program that is generally available to similarly situated employees of the Buyer; and (c) eligibility to participate in employee benefits programs that are the same as those generally available to other similarly situated employees of Buyer, as in effect from time to time. Any employee who accepts such an offer shall be a “New Employee.” In the case of any such person who is employed by Buyer, such person’s employment with Buyer shall be on an “at-will” basis, and nothing in this Agreement shall be deemed to constitute an employment agreement with any such person or to obligate Buyer to employ any such person for any specific period of time or in any specific position or to restrict Buyer’s right to terminate the employment of any such person at any time and for any reason satisfactory to it.

8.2          Employee Benefits.

Where applicable with respect to any benefit plan or compensation arrangement of Buyer, with respect to each New Employee, and without limiting the employment obligations or terms set forth above in Section 8.1, (a) Buyer shall recognize and honor, or cause to be recognized and honored, any service credit accrued or recognized by Seller as of the Effective Time for purposes of determining eligibility and vesting, as well as for purposes of determining the amount of paid time off or severance to which a New Employee is entitled to the extent such credit would be recognized for participants generally under the analogous Buyer plan; and (b) Buyer shall use commercially reasonable efforts to cause the applicable group health plan maintained by Buyer to waive with respect to each New Employee any pre-existing condition exclusion to the extent such exclusion was inapplicable, waived, or satisfied by such employee under the applicable Seller benefit plan prior to the Effective Time. Prior to the Effective Time, Seller will pay or cause to be paid to each New Employee his or her amount of accrued paid time off (whether denominated as vacation pay, sick leave, PTO or otherwise).

However, notwithstanding anything contained herein to the contrary, Seller shall be responsible for any medical, dental, life, or other insurance claim by a New Employee which would have been payable under the terms of Seller’s insurance or other welfare plan sponsored by Seller if the date of service or other event on which the claim is based occurs prior to the Effective Time. Buyer shall be responsible for any such claims which are based on a date of service or event that occurs on or after the Effective Time and which are payable under the terms of Buyer’s benefit plans applicable to the New Employee.

8.3          Employee Training.

In accordance with the terms of this Agreement, within fifteen (15) calendar days after the date of this Agreement, Seller and Buyer shall agree to mutually acceptable terms and conditions under which Buyer shall be permitted to provide training and informational meetings to Branch Employees who are reasonably anticipated to become New Employees; it being agreed that, prior to, and on, the Closing Date, all Branch Employees shall remain under Seller’s control. Any such training and informational meetings shall not occur until after receipt of regulatory approvals (except for the expiration of statutory waiting periods) and the completion of the Entegra Merger. Buyer shall in good faith maintain and provide to Seller upon request complete and accurate records of any such training and informational meetings, which records shall include the date, purpose and duration of each such training and employee informational meeting and the name and job title of each such Branch Employee in attendance. The scheduling of all such training and employee informational meetings shall be subject to prior approval of Seller, which approval shall not unreasonably be withheld, and shall not unreasonably interfere with the business activities of the Branches. Seller shall cooperate with Buyer and its representatives to provide access to Branch Employees who are reasonably anticipated to become New Employees for purposes of such training and informational meetings. Buyer shall reimburse Seller for the additional time spent by, and all related, reasonable travel expenses incurred by, any such prospective New Employee in connection with such training activities and informational meetings, and Buyer shall reimburse Seller for reasonable costs and expenses (including compensation related costs and expenses) incurred in connection with replacement employees for such prospective New Employees excused from their duties at the Branches for such training activities or informational meetings. In addition, from and after the date of this Agreement until the Closing Date, Buyer shall consult with Seller and obtain Seller’s consent, which consent shall not unreasonably be withheld, before communicating (directly or indirectly and whether in writing, verbally or otherwise) with any Branch Employees.

8.4          Non-Assumed Employees; Costs of Termination.

Seller shall be solely responsible for the management, reassignment, relocation, or termination of any employees at the Branches that do not become New Employees, and Seller shall pay any and all costs (including, without limitation, separation pay and accrued paid time off (PTO) pay) associated with termination of any employees at the Branches who are terminated by Seller in accordance with Seller’s policies and procedures.

8.5          Seller’s Retention of Liabilities.

Seller shall retain all liabilities and obligations (including, without limitation, the liability and obligation for all wages, salaries, PTO pay, unemployment, welfare benefits, and retirement benefits) for any claims incurred by any employee at the Branches prior to the Effective Time. Buyer shall not at any time assume any liability for the benefits of any employee at the Branches under any of Seller’s benefit plans. Seller shall be responsible for providing any employee at the Branches whose “qualifying event,” within the meaning of Section 4980B(f)(3) of the Code, occurs on or prior to the Effective Time (and such employee’s “qualified beneficiaries” within the meaning of Section 4980B(g)(1) of the Code) with the continuation of group health coverage required by Section 4980B(f) of the Code under the terms of the health plan maintained by Seller.

8.6          No Third Party Beneficiaries.

Nothing in this Agreement is intended, nor shall it be construed, to confer any rights or benefits upon any person other than Buyer and Seller, including any rights to be employed or respecting the terms and duration of employment. Without limiting the foregoing, nothing in this Agreement shall be construed to grant any Branch Employee or New Employee a right to continued employment by, or to receive any payments or benefits from, Buyer or Seller or their respective affiliates or through any employee benefit plan. This Article VIII shall be binding upon and inure solely to the benefit of each party to this Agreement, and nothing in this Article VIII, express or implied, is intended to confer upon any other Person, including, any current or former director, officer or employee of Seller or any of its affiliates, any rights or remedies of any nature whatsoever under or by reason of this Article VIII.

IX. CLOSING

9.1          Time and Place of Closing.

(a)               The Closing shall occur on a mutually agreed time, both parties acting reasonably, following receipt of all necessary regulatory approvals, the expiration of any mandatory waiting periods and the satisfaction or waiver of all conditions precedent set forth in Sections 9.3 and 9.4 (“Closing Date”). The parties acknowledge that they have tentatively designated April 17, 2020, as the Closing Date and will use their best efforts in the Conversion and otherwise to work toward that end. The Closing shall be held at 10:00 a.m., local time, at the offices of Wyrick Robbins Yates & Ponton LLP, in Raleigh, North Carolina, unless another place is mutually agreed upon by Buyer and Seller. The effective time of the purchase and assumption contemplated by this Agreement (the “Effective Time”) shall be 11:59 p.m., local time, on the Closing Date or such other time as Buyer and Seller shall mutually agree, notwithstanding the actual time that the Closing occurs. Buyer and Seller specifically agree that time is of the essence for all purposes with respect to this Agreement and the transactions contemplated hereby.

(b)              Immediately following the Effective Time, Seller and Buyer shall commence the Conversion in accordance with the procedures established pursuant to Section 2.7.

9.2          Closing Actions and Deliveries.

On the Closing Date, the following actions shall be taken:

(a)            Seller shall deliver to Buyer, in form and substance reasonably satisfactory to Buyer:

(i)               A “Bill of Sale” in substantially the form of Exhibit B attached hereto (the “Bill of Sale”);

(ii)              An “Assignment and Assumption Agreement” in substantially the form of Exhibit C attached hereto (the “Assignment and Assumption Agreement”);

(iii)            The Retirement Plan Custody/Trustee Assignment substantially in the form of Exhibit D attached hereto;

(iv)             The Loans purchased by Buyer, together with all notes, guarantees, agreements, and other evidence thereof and all necessary assignments, endorsements, and other instruments of conveyance as may be necessary to effect the transactions contemplated hereby; provided that all such assignments, endorsements, and other instruments of conveyance shall be without recourse to Seller and without any representations and warranties of any kind except as otherwise provided by the terms of this Agreement;

(v)               A certificate substantially in the form of Exhibit E, signed by Seller’s Chief Executive Officer or Chief Financial Officer, certifying that (A) the representations and warranties of Seller in this Agreement are true and correct in all material respects as of the Closing Date, and (B) the covenants of Seller to be performed on or before the Closing Date have been performed in all respects;

(vi)           North Carolina special warranty deed transferring title to the Real Property from Seller to Buyer, along with such other instruments of transfer as shall be necessary or desirable to effect Seller’s conveyance to Buyer of good and marketable title to the Real Property in fee simple;

(vii)          Standard North Carolina title insurance company approved lien waivers with respect to the Real Property, and appropriate certifications of the non-foreign status of Seller;

(viii)        Copies in writing of required consents of governmental bodies and third parties;

(ix)          Copies of resolutions of Seller’s Board of Directors or an authorized committee thereof, certified by Seller’s secretary or assistant secretary, authorizing the execution of this Agreement and the transactions contemplated hereby, and a certificate of Seller’s secretary or assistant secretary as to the incumbency of each officer of Seller executing this Agreement and all instruments, certificates, and documents required to be executed and delivered by Seller at the Closing;

(x)            The Records;

(xi)           An original, fully executed counterpart of each written Equipment Lease and Operation and Maintenance Contract, and such consents as shall be required to assign them to Buyer; and

(xii)          A complete set of keys for the Branches, including but not limited to keys for all vaults and automated teller machines, appropriately tagged for identification and any vault manuals or specifications with respect to vaults and automated teller machines, if any;

(xiii)        All documents, contracts, certificates, instruments, keys and records necessary or appropriate to transfer the safe deposit and safekeeping businesses related to the Safe Deposit Contracts;

(xiv)         In addition to other information described in this Agreement regarding the Deposit accounts being transferred to Buyer and the related Depositors, a list, certified by an authorized officer of Seller (acting in his or her official capacity, and not individually), setting forth all Account Holds, together with an identification of the Deposit account and/or check or other item to which they apply and the terms thereof;

(xv)         A list of all recurring automated clearing house and direct deposit or automatic draft or payment arrangements that are tied by agreement or other standing arrangement to any of the Deposits;

(xvi)       All personnel records and employee files with respect to any New Employees;

(xvii)      All Assets that are capable of physical delivery; and

(xviii)    The Settlement Payment, if the Deposit Amount exceeds the Purchase Price.

(b)          Buyer shall deliver to Seller, in form and substance reasonably satisfactory to Seller:

(i)              The Assignment and Assumption Agreement;

(ii)              The Retirement Plan Custody/Trustee Assignment;

(iii)            Such other instruments as may be necessary for Buyer to validly acquire the Real Property;

(iv)             A certificate, signed by Buyer’s Chief Executive Officer and Chief Financial Officer, certifying that (A) the representations and warranties of Buyer under this Agreement are true and correct in all material respects as of the Closing Date, and (B) the covenants of Buyer to be performed on or before the Closing Date have been performed in all respects, substantially in the form of Exhibit F;

(v)             Copies in writing of required consents of governmental bodies and third parties; and

(vi)           Copies of resolutions of Buyer’s Board of Directors or an authorized committee thereof, certified by Buyer’s secretary or assistant secretary, authorizing the execution of this Agreement and the transactions contemplated hereby, and a certificate of Buyer’s secretary or assistant secretary as to the incumbency of each officer of Buyer executing this Agreement and all instruments, certificates, and documents required to be executed and delivered by Buyer at the Closing

(vii)          The Settlement Payment, if the Purchase Price exceeds the Deposit Amount.

9.3          Buyer’s Conditions to Closing.

Unless waived in writing by Buyer in its sole discretion, Buyer’s obligations to purchase the Assets and assume the Liabilities shall be contingent upon and subject to the fulfillment on or prior to the Closing of the following conditions in all material respects:

(a)               Corporate Approvals. Buyer’s and Seller’s Boards of Directors or authorized committees thereof shall each have approved the execution and delivery of this Agreement and the performance of the obligations contemplated herein, and Seller shall have taken any and all other requisite corporate actions and steps and secured any other corporate approvals, necessary to authorize and consummate this Agreement and the transactions contemplated hereby.

(b)              Regulatory Approvals. Buyer and Seller shall have received all regulatory approvals which are required by law or otherwise to consummate the transactions contemplated by this Agreement, including without limitation the approval of the FDIC and the Commissioner, and any required waiting periods with respect to such regulatory approvals shall have expired without the commencement of adverse proceedings by any governmental authority with jurisdiction over the transactions contemplated by this Agreement.

(c)              Representations and Warranties. Each of Seller’s representations and warranties set forth in this Agreement shall be true and correct in all respects as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date), except where the failure of such representations and warranties to be true and correct, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Change.

(d)              Covenants. Seller shall have duly performed and complied in all material respects with all agreements, covenants, and conditions required by this Agreement prior to or on the Closing Date.

(e)               Closing Actions and Deliveries. Seller shall have taken the actions, and delivered to Buyer the items described, in Section 9.2(a).

(f)                Absence of Material Adverse Change. There shall have been no Material Adverse Change in the Assets or Liabilities.

(g)               Absence of Damage or Destruction. There shall not have occurred since the date of this Agreement any significant damage to or destruction of improvements located on the Real Property that has not been repaired to Buyer’s reasonable satisfaction or that is not covered by insurance, the proceeds of which have been assigned to Buyer.

(h)              Documentation. The form and substance of all instruments of assumption and other documents delivered pursuant to this Agreement by Seller shall conform to the provisions of this Agreement or otherwise be reasonably satisfactory in all respects to Buyer.

9.4         Seller’s Conditions to Closing.

Seller’s obligation to sell the Assets and transfer the Liabilities to Buyer is contingent upon and subject to the fulfillment of the following conditions in all material respects:

(a)              Corporate Approvals. Buyer’s and Seller’s Boards of Directors or authorized committees thereof shall each have approved the execution and delivery of this Agreement and the performance of the obligations contemplated herein, and Buyer shall have taken any and all other requisite corporate actions and steps and secured any other corporate approvals, necessary to authorize and consummate this Agreement and the transactions contemplated hereby.

(b)              Regulatory Approvals. Buyer and Seller shall have received all regulatory approvals which are required by law or otherwise to consummate the transactions contemplated by this Agreement, including without limitation the approval of the FDIC and the Commissioner, and any required waiting period with respect to such regulatory approvals shall have expired without the commencement of adverse proceedings by any governmental authority with jurisdiction over the transactions contemplated by this Agreement.

(c)               Representations and Warranties. Each of Buyer’s representations and warranties set forth in this Agreement shall be true and correct in all respects as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date), except where the failure of such representations and warranties to be true and correct, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Change.

(d)              Covenants. Buyer shall have duly performed and complied in all material respects with all agreements, covenants, and conditions required by this Agreement prior to or on the Closing Date.

(e)               Closing Actions and Deliveries. Buyer shall have taken the actions, and delivered to Seller the items, described in Section 9.2(b).

(f)                Consummation of the Entegra Merger. The consummation of the Entegra Merger has occurred.

X. TERMINATION

10.1       Termination.

This Agreement may be terminated prior to Closing as follows:

(a)              By either party, if the other party fails to cure any material breach of any representation, warranty, or covenant within forty-five (45) calendar days after being notified in writing of the breach by the party terminating this Agreement;

(b)              By either party, upon the expiration of thirty (30) calendar days after the FDIC, the Commissioner, or any other governmental agency or regulatory authority issues a decision denying or refusing to grant the approvals or consents required to be obtained pursuant to this Agreement, unless within said thirty (30)-day period Seller and Buyer agree to resubmit an application to or appeal the decision of the regulatory authority which has denied or refused to grant said approval;

(c)               By either party, if the Closing does not occur on or before June 28, 2020, or such later time as may be mutually agreed upon by Buyer and Seller, provided that the party terminating this Agreement has used its reasonable efforts to perform its obligations hereunder;

(d)              By both parties upon their mutual agreement in writing to terminate this Agreement; or

10.2       Automatic Termination.

This Agreement shall be terminated automatically if the Entegra Merger Agreement shall have been terminated in accordance with its terms.

10.3       Effect of Termination.

In the event of termination of this Agreement, no party hereto (or any of its directors, officers, employees, agents, or affiliates) shall have any liability or further obligation to any other party, except that neither Seller nor Buyer shall be relieved or released from any liabilities or damages arising out of any Willful and Material Breach of this Agreement.

XI. INDEMNIFICATION

11.1       Indemnification of Seller.

After the Closing, Buyer shall indemnify Seller against, and hold it harmless from, all liability, damage, awards, settlement payments, costs, penalties, and expenses, including court costs and attorneys’ fees and expenses (“Damages”), relating to any claims against Seller which arise out of, result from or are based upon (a) the operations or business transactions of Buyer, or the failure by Buyer to perform, pay, discharge, or satisfy any of the Liabilities in any material respect, after the Effective Time, (b) any fact, condition, or circumstance that constitutes a breach by Buyer of, or any inaccuracy, incompleteness, or inadequacy in, any of its representations or warranties under or in connection with this Agreement, or (c) any failure of Buyer to perform any of its covenants, agreements, or obligations under or in connection with this Agreement.

11.2       Indemnification of Buyer.

After the Closing, Seller shall indemnify Buyer against, and hold it harmless from, all Damages relating to any claims against Buyer which arise out of, result from, or are based upon (a) the operations or business transactions of Seller at the Branches, or the failure by Seller to perform, pay, discharge, or satisfy any of the Liabilities in any material respect, prior to the Effective Time, (b) any fact, condition or circumstance that constitutes a breach by Seller of, or any inaccuracy, incompleteness, or inadequacy in, any of its representations or warranties under or in connection with this Agreement, (c) any failure of Seller to perform any of its covenants, agreements, or obligations under or in connection with this Agreement, or (d) the Retained Liabilities.

11.3       Claims for Indemnity.

A claim for indemnity under Sections 11.1(b) or 11.2(b) of this Agreement shall be made by the claiming party prior to the expiration of eighteen (18) months after the Effective Time by giving a notice of claim to the other party. Such notice shall set forth in reasonable detail the basis upon which such claim for indemnity is made. In the event that any such claim is timely made, the indemnity relating to such claim shall survive until the claim is resolved. Claims not made under Sections 11.1(b) or 11.2(b) of this Agreement within such eighteen (18)-month period shall cease and no indemnity shall be made or required therefor.

11.4       Limitations on Indemnification.

Notwithstanding anything to the contrary contained in this Article XI, neither party shall have been deemed to have incurred any Damages with respect to a claim under this Article XI until the Damages arising from such claim exceeds $50,000. Notwithstanding anything to the contrary contained in this Article XI, no indemnification shall be required to be made by either party under Section 11.1(b) or Section 11.2(b) unless and until the aggregate amount of all claims for Damages by the other party under such Section 11.1(b) or Section 11.2(b), as applicable, exceeds $500,000, in which case the party shall thereupon be entitled to indemnification for all amounts in excess of such threshold, but subject to the Representations Cap and the Purchase Price Cap, as applicable. Notwithstanding anything to the contrary contained in the Agreement, the maximum liability of each party under Section 11.1(b) or Section 11.2(b), in the aggregate for such party, under this Agreement shall not exceed ten percent (10%) of the Purchase Price (the “Representations Cap”). Notwithstanding anything to the contrary contained in the Agreement, the maximum liability of each party under Section 11.1 or Section 11.2 (except as to Section 11.1(b) or Section 11.2(b)), in the aggregate for such party, under this Agreement shall not exceed the Purchase Price (the “Purchase Price Cap”). Each of the parties hereto acknowledges and agrees that the foregoing limitations contained in this Section 11.4 do not apply to Damages for intentional fraud, criminal activity, or willful misconduct. IN ADDITION, THE PARTIES SHALL HAVE NO OBLIGATIONS UNDER THIS ARTICLE XI FOR ANY CONSEQUENTIAL, PUNITIVE, EXEMPLARY, SPECIAL, OR INCIDENTAL DAMAGES OR LOSSES THE INDEMNIFIED PARTY MAY SUFFER AS THE RESULT OF ANY DEMAND, CLAIM, OR LAWSUIT.

11.5       Notice.

Promptly after the service of process by any third person in any litigation or proceeding, or the receipt of any claim or demand in respect of which a party may have any claim for indemnification under this Agreement, or as soon as reasonably practicable after such party shall have acquired notice of any other matter with respect to which indemnity may be sought under this Agreement, such party will notify the indemnifying party thereof. The indemnifying party shall have the right within ten (10) Banking Days of receipt of such notice to assume the defense, settlement, or compromise (as to settlements or compromise only with the prior written consent of the indemnified party, which shall not be withheld unreasonably) of any such litigation, proceeding, claim, demand, or other matter at its own expense, including the retention of counsel reasonably satisfactory to the indemnified party, and the indemnified party shall cooperate with the indemnifying party as provided in Section 11.6 below. In such event, the indemnified party shall have the right, upon prompt written notice to the indemnifying party, to retain separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel shall be at the indemnified party’s own expense. If the indemnifying party does not notify the indemnified party that it will assume the defense, settlement, or compromise of any such litigation, proceeding, claim, demand or other matter within ten (10) Banking Days upon receipt of notice thereof, the indemnified party shall have the full and sole right to defend, settle, or compromise such litigation, proceeding, claim, demand, or other matter, and its reasonable expenses of such defense and any Damages shall be reimbursed by the indemnifying party.

11.6       Cooperation; Mitigation.

Each party shall give prompt notice to the other of any facts coming to its attention that may give rise to a claim for indemnification. Each party shall cooperate with the other in any investigation, or in the defense of any litigation, proceeding, claim, demand, or other matter that might give rise to a claim for indemnification. Such cooperation shall include providing witnesses, files, documents, and records that each party is uniquely in a position to provide. An indemnified party shall use reasonable best efforts to mitigate any claim or liability that such indemnified party asserts under this Article XI. In the event that an indemnified party shall fail to use such reasonable best efforts to mitigate any claim or liability, notwithstanding anything else to the contrary contained in the Agreement, the indemnifying party shall not be required to indemnify any indemnified party for any portion of Damages that could reasonably be expected to have been avoided if the indemnified party had made such efforts.

11.7       Exclusivity.

Except as expressly set forth in Section 10.3 and except in the case of common law fraud in connection with entering into this Agreement, this Article XI will provide the exclusive remedy for any misrepresentation, breach of warranty, covenant, or other agreement or for any other claim arising out of the Agreement or the transactions contemplated hereby (including any ancillary agreements and deeds and other closing deliverables); provided that it is understood and agreed that the foregoing shall not prevent a party from obtaining specific performance, injunctive relief, or any other available non-monetary equitable remedy, all including, but not limited to, as further set forth in Section 12.15.

XII. MISCELLANEOUS

12.1       Continuing Cooperation.

(a)               On and after the Closing Date, Seller agrees to give such further reasonable assurances and to execute, acknowledge, and deliver such bills of sale, assignments of insurance proceeds, acknowledgments, and other instruments of conveyance and transfer as in Buyer’s reasonable judgment are necessary and appropriate to vest effectively in Buyer the full legal and equitable title to all the Assets and Liabilities.

(b)              On and after the Closing Date, Buyer shall execute, acknowledge, and deliver any documents or instruments as in Seller’s reasonable judgment may be necessary and appropriate to relieve and discharge Seller from its obligations with respect to the Liabilities.

(c)               Seller and Buyer shall cooperate fully with each other in connection with any examination conducted by any tax authority subsequent to the Closing Date by promptly providing to the other, upon written request, information relating to the tax liability of any business operated by Seller or Buyer with respect to the Branches.

12.2        Survival of Representations and Warranties.

Each and every one of Buyer’s and Seller’s representations and warranties under this Agreement or contained in any certificate or instrument delivered by either party at Closing shall survive for a period of eighteen (18) months from the Closing Date.

12.3        Cooperation in Possible Like-Kind Exchange

Each party agrees to reasonably cooperate with the other party if either party attempts to effect a like-kind exchange under Section 1031 of the Code in connection with the sale of any of the Real Property, at no cost or liability to the non-requesting party.

12.4        Entire Agreement and Amendment.

This Agreement, together with the Confidentiality Agreement by and among Seller, Buyer, and Entegra, sets out the complete agreement of the parties with respect to the matters addressed herein, and supersedes all prior agreements between the parties, whether written or oral, with respect to such matters. No provision of this Agreement may be amended or waived except as expressly stated in a writing executed by both parties. No provision of the Plan of Conversion may amend this Agreement; if any provision of the Plan of Conversion is inconsistent with this Agreement, this Agreement shall prevail.

12.5        Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall constitute an original, but all of which taken together shall constitute one and the same instrument.

12.6        Severability.

If any provision in this Agreement shall be held to be invalid or unenforceable by a court of competent jurisdiction, such ruling shall not affect any other term or provision herein, except that the invalid or unenforceable provision and the other provisions in this Agreement automatically shall be modified as minimally as possible so as to be valid and enforceable and to effectuate the intent of the parties, provided that such modification can be made while still preserving the intent of the parties, and the remaining terms and provisions, as modified, if modified, shall remain binding on the parties. In the event that no such modification can be made while still preserving the intent of the parties hereto, the invalid or unenforceable provision shall be stricken from this Agreement, and the remaining terms, if sufficient to constitute a binding contract, shall remain in full force and effect.

12.7        Applicable Law.

This Agreement shall be governed by the laws of the State of North Carolina, without regard to principles of conflicts of laws thereof, except to the extent that the laws of the United States of America are applicable.

12.8        Exhibits and Schedules.

All Exhibits and Schedules referred to herein shall constitute a part of this Agreement.

12.9        Assignment.

This Agreement is not assignable by either party without the prior written consent of the other party.

12.10      Headings.

The headings contained in this Agreement are inserted for convenience only and shall not affect the meaning of this Agreement or any of its provisions.

12.11      Notices.

Any notice under this Agreement shall be made in writing and shall be deemed received when either received or delivered in person, by overnight courier, or by first class mail, postage prepaid, to the parties at the address set forth below or at such other addresses as each party shall inform the other in writing:

If to Seller to:	If to Buyer to:

Entegra Financial Corp.	Select Bank & Trust Company
14 One Center Court	700 West Cumberland Street
Franklin, North Carolina 28734	Dunn, North Carolina 28335
Attn: Roger Plemens	Attn: William L. Hedgepeth II

First-Citizens Bank & Trust Company
4300 Six Forks Road
Raleigh, North Carolina 27609
Attn: Craig L. Nix

with copies to:	with copy to:

Smith, Anderson, Blount, Dorsett,	Wyrick Robbins Yates & Ponton LLP
Mitchell & Jernigan, L.L.P.	4101 Lake Boone Trail, Suite 300
150 Fayetteville Street, Suite 2300	Raleigh, North Carolina 27607
Raleigh, North Carolina 27601	Attn: Todd H. Eveson
Attn: Gerald F. Roach	Jonathan A. Greene
Geoffrey W. Adams

Hunton Andrews Kurth LLP
Fountain Place
1445 Ross Avenue, Suite 3700
Dallas, Texas 75202
Attn: Peter Weinstock
Eric Markus

12.12     Expenses.

Unless specifically stated to the contrary in this Agreement, each party shall assume and pay for the expenses it incurs with respect to the transactions contemplated by this Agreement.

12.13     Public Announcements.

Prior to making any press release, public announcement, or public comment relating to this Agreement or the transactions contemplated hereby, Seller and Buyer agree that neither shall make any public announcement or public comment regarding this Agreement or the transactions contemplated herein without first obtaining an agreement in writing with each other as to the form, substance, and timing of such press release. Prior to making any other public disclosures relating to this Agreement or the transactions contemplated hereby, Seller and Buyer shall consult with each other as to the form, substance, and timing of such disclosure and shall furnish a copy of the text of such disclosure to the other party, provided, however, that nothing herein shall prohibit either party from making any disclosure which its legal counsel reasonably deems necessary to comply with applicable law.

12.14      No Third Party Beneficiary.

The parties agree that they are the sole intended beneficiaries of this Agreement and that there are no intended third party beneficiaries of this Agreement.

12.15      Specific Performance.

The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof (and, more specifically, that irreparable damage would likewise occur if the purchase and sale of the Assets and the assumption of the Liabilities was not consummated) and, accordingly, that the parties shall be entitled, without the necessity of posting a bond or other security, to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the purchase and sale of the Assets and the assumption of the Liabilities, subject to the terms and conditions of this Agreement).

[Signature Pages Follow]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed by its respective authorized representatives, as of the date first above written.

SELLER:

ENTEGRA BANK

By:	/s/ Roger Plemens
Name: Roger Plemens
Title: President

[Signature Page to Branch Purchase and Assumption Agreement

between Entegra Bank and Select Bank & Trust Company]

BUYER:

SELECT BANK & TRUST COMPANY

By:	/s/ William L. Hedgepeth II
Name: William L. Hedgepeth II
Title: President and Chief Executive Officer

[Signature Page to Branch Purchase and Assumption Agreement

between Entegra Bank and Select Bank & Trust Company]